UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PIONEER DRILLING COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PIONEER DRILLING COMPANY

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

April 11, 2011

Dear Shareholder:

On behalf of the board of directors, we invite you to attend the 2011 Annual Meeting of Shareholders of Pioneer Drilling Company. We will hold the meeting at 1:00 p.m., Central time, on Thursday, May 12, 2011, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, 8620 N. New Braunfels Street, San Antonio, Texas.

On the following pages you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Pioneer Drilling Company’s operations during the fiscal year ended December 31, 2010, is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your interest in Pioneer Drilling Company.

Sincerely,

Dean A. Burkhardt	Wm. Stacy Locke
Chairman	President and Chief Executive Officer

PIONEER DRILLING COMPANY

1250 N.E. Loop 410,

Suite 1000 San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, May 12, 2011

To the Shareholders of Pioneer Drilling Company:

The 2011 Annual Meeting of Shareholders of Pioneer Drilling Company will be held on Thursday, May 12, 2011, at 1:00 p.m., Central time, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, 8620 N. New Braunfels Street, San Antonio, Texas. At the meeting, we will ask you to consider and take action on the following:

(1)	the election of Dean A. Burkhardt and Scott D. Urban (as Class I directors) as members of the board of directors of Pioneer Drilling Company, to serve until our 2014 Annual Meeting of Shareholders or until their successors have been duly elected and qualified (Proposal 1);

(2)	an amendment to the Pioneer Drilling Company 2007 Incentive Plan increasing the maximum number of shares of our common stock as to which awards may be granted from 4,500,000 shares (of which 1,500,000 are authorized for awards other than options or stock appreciation rights) to 6,400,000 shares (of which 2,100,000 would be authorized for awards other than options or stock appreciation rights) (Proposal 2);

(3)	considering and voting upon an advisory vote on executive compensation (Proposal 3);

(4)	considering and voting upon an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 4);

(5)	the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011 (Proposal 5); and

(6)	the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

This notice and the attached proxy statement are first being mailed to our shareholders on or about April 11, 2011. Our board of directors has set the close of business on March 31, 2011, as the record date for determining shareholders entitled to receive notice of and vote at the annual meeting. A list of all shareholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. This list will also be available at the meeting.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on Thursday, May 12, 2011. The proxy statement and annual report to shareholders are available at www.pioneerproxy.com.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to assure a quorum, please vote, sign, date and return the enclosed proxy card, whether or not you plan to attend the meeting.

By Order of the Board of Directors

Carlos R. Peña Senior Vice President, General Counsel, Secretary and Compliance Officer

San Antonio, Texas

April 11, 2011

PIONEER DRILLING COMPANY

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	What am I being asked to vote on?

A:	We are asking you to take action on the following:

•

the election of Dean A. Burkhardt and Scott D. Urban (as Class I directors) as members of the board of directors of Pioneer Drilling Company, to serve until our 2014 Annual Meeting of Shareholders or until their successors have been duly elected and qualified;

•

an amendment to the Pioneer Drilling Company 2007 Incentive Plan increasing the maximum number of shares of our common stock as to which awards may be granted from 4,500,000 shares (of which 1,500,000 are authorized for awards other than options or stock appreciation rights) to 6,400,000 shares (of which 2,100,000 would be authorized for awards other than options or stock appreciation rights);

•	considering and voting upon an advisory vote on executive compensation;

•	considering and voting upon an advisory vote on the frequency of future advisory votes on executive compensation;

•	the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011; and

•	the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Q:	Who may vote?

A:	All shareholders of record as of the close of business on March 31, 2011, the record date, are entitled to vote. Shareholders are entitled to one vote per share of common stock held. As of March 31, 2011, there were 54,357,345 shares of our common stock outstanding.

Q:	Who may attend the meeting?

A:	All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	You may vote in two ways:

•	you may come to the annual meeting and cast your vote in person; or

•

you may vote by completing, signing and returning the enclosed proxy card. If you return a completed and signed proxy card, the persons named on the card will vote your shares in the manner you indicate.

Q:	Who is soliciting my proxy?

A:	Pioneer is soliciting your proxy on behalf of its board of directors.

Q:	When did Pioneer first distribute this proxy statement and the accompanying form of proxy to its shareholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our shareholders on or about April 11, 2011.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares as follows: FOR election of the director nominees (Proposal 1); FOR approval of an amendment to the Pioneer Drilling Company 2007 Incentive Plan increasing the maximum number of shares of our common stock as to which awards may be granted to 6,400,000 shares (of which 2,100,000 would be authorized for awards other than options or stock appreciation rights) (Proposal 2); FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (Proposal 3); FOR the approval, on an advisory basis, of conducting future advisory votes on executive compensation every three years, (Proposal 4); and FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011 (Proposal 5). We are not aware of any other matters that may come before the annual meeting. If other matters are properly brought before the annual meeting, the proxy holders will vote your shares in accordance with their best judgment.

Q:	What if I vote by proxy and then change my mind?

A:	You can revoke your proxy at any time before the annual meeting by:

•	providing written notice of the revocation of your proxy to our Corporate Secretary at our principal executive offices at the mailing address indicated below;

•	delivering a properly executed proxy dated after the date of the proxy you want to revoke; or

•	attending the annual meeting and casting your vote in person.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of capital stock of Pioneer entitled to vote at the meeting constitutes a quorum. We need a quorum of shareholders to hold a valid annual meeting. If you properly sign and return your proxy card, you will be considered part of the quorum.

We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, a majority in interest of those present or represented at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until a quorum is present or represented.

Q:	What vote is required for each of the proposals being considered at the annual meeting?

A:	Directors will be elected by a plurality of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the vote for the director nominees. Approval of the amendment to the Pioneer Drilling Company 2007 Incentive Plan (Proposal 2), the advisory vote on executive compensation (Proposal 3) and the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011 (Proposal 5) require the affirmative vote of the holders of a majority of the shares of capital stock of Pioneer entitled to vote on, and that vote for or against or expressly abstain with respect to, Proposal 2, Proposal 3 or Proposal 5. An abstention will have the effect of a vote against Proposal 2, Proposal 3 and Proposal 5. A broker non-vote will not have any effect on Proposal 2, Proposal 3 or Proposal 5. Our Board is seeking a non-binding advisory vote regarding whether shareholders prefer an advisory vote on our executive compensation once every one, two or three years (Proposal 4). Shareholders may also abstain from voting on this proposal. A vote to abstain (or a direction to a broker or other nominee to do so) and a broker non-vote will have no effect on this vote.

Q:	Who will count the votes?

A:	Representatives of American Stock Transfer & Trust Company, LLC (“AST”), the transfer agent for our common stock, will tabulate the votes.

Q:	What shares are included on the proxy card?

A:	The shares listed on your card represent all the shares of our common stock held in your name (as distinguished from shares held by a broker in “street” name). You will receive a separate card from your broker if your broker holds shares for you in “street” name.

Q:	What does it mean if I receive more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:	What is Pioneer’s mailing address?

A:	Our mailing address is Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock as of March 31, 2011 by (1) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors and nominees, (3) each of the named executive officers listed in the summary compensation table in this proxy statement and (4) all our directors and executive officers as a group. As of March 31, 2011, we were not aware of any person beneficially owning more than 5% of the outstanding shares of our common stock, other than those listed below. Unless otherwise indicated below, all shareholders have the same principal business address as Pioneer. All persons listed in the table below have sole voting and investment power with respect to their shares unless otherwise indicated. As of March 31, 2011, there were 54,357,345 shares of common stock outstanding.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percent of Class (1)
BlackRock Inc.
40 East 52nd Street
New York, NY 10022	5,608,284	(2)	10.32%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	4,538,095	(3)	8.35%

Artis Capital Management, L.P.
One Market Plaza, Steuart Street Tower, Suite 2700
San Francisco, CA 94105	3,401,700	(4)	6.26%

The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, PA 19355	2,715,867	(5)	5.00%

Wm. Stacy Locke	1,158,634	(6)	2.10%
Franklin C. West	811,107	(7)	1.47%
Lorne E. Phillips	239,508	(8)	*
Joseph B. Eustace	223,577	(9)	*
Carlos R. Peña	92,505	(10)	*
Dean A. Burkhardt	75,176	(11)	*
C. John Thompson	50,349	(11)	*
John Michael Rauh	40,984	(12)	*
Scott D. Urban	40,984	(12)	*
All directors and executive officers as a group (9 persons)	2,732,824	(13)	4.82%

*	Less than 1%
(1)

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the amounts shown for the number of shares and percentage ownership for each person listed include (1) any shares that may be acquired pursuant to options exercisable within 60 days of March 31, 2011, (2) any shares that may be acquired pursuant to the vesting of long-term incentive restricted stock awards within 60 days of March 31, 2011, and (3) unvested restricted stock. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person; however, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. For all executive officers and directors as a group, the amount indicated includes, and the percentage ownership deems as outstanding, (1) any shares that may be acquired pursuant to options held by members of the group and exercisable within 60 days of March 31, 2011, (2) any shares that may be acquired pursuant to the vesting of long-term incentive restricted stock awards within 60 days of March 31, 2011, and (3) unvested restricted stock held by members of the group. Holders of unvested restricted stock have voting rights with respect to such shares. Holders of stock options do not have voting rights with respect to shares subject to such options.

(2)	Based on a Schedule 13G filed with the SEC by BlackRock Inc. on January 10, 2011. Blackrock Inc. has sole voting and dispositive power with respect to these shares.
(3)	Based on an amended Schedule 13G filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 11, 2011. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, either Dimensional or its subsidiaries possesses sole voting power with regard to 4,423,654 shares and sole dispositive power with regard to 4,538,095 shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all of the 4,538,095 shares are owned by the Funds, and the Funds have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. Dimensional disclaims beneficial ownership of such securities.
(4)	Based on a Schedule 13G filed with the SEC by Artis Capital Management, L.P. (“Artis LP”), Artis Capital Management, Inc. (“Artis Inc.”) and Stuart L. Peterson on February 14, 2011. Artis LP, Artis Inc., and Stuart L. Peterson share voting and dispositive power with respect to these shares.
(5)	Based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2011. Vanguard has sole voting power with regard to 76,522 shares, sole dispositive power with regard to 2,639,345 shares, and shared dispositive power with regard to 76,522 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 76,522 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.
(6)	Includes options to purchase 805,933 shares of common stock and 62,394 shares of unvested restricted stock.
(7)	Includes options to purchase 753,033 shares of common stock and 32,074 shares of unvested restricted stock.
(8)	Includes options to purchase 151,800 shares of common stock and 21,433 shares of unvested restricted stock.
(19)	Includes options to purchase 184,867 shares of common stock and 18,444 shares of unvested restricted stock.
(10)	Includes options to purchase 69,667 shares of common stock and 14,838 shares of unvested restricted stock.
(11)	Includes options to purchase 20,000 shares of common stock and 30,349 shares of unvested restricted stock.
(12)	Includes options to purchase 6,666 shares of common stock and 28,397 shares of unvested restricted stock.
(13)	The amount indicated includes options to purchase 2,018,632 shares of common stock and 266,675 shares of unvested restricted stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of five directors. Our board of directors is divided into three separate classes (Class I, Class II and Class III) with staggered terms. The current term of office for our Class I directors will expire at the annual meeting.

Our board of directors has nominated Dean A. Burkhardt and Scott D. Urban, who currently serve on the board of directors, as the nominees for election at the annual meeting as Class I directors. Mr. Burkhardt has served as one of our directors since 2001 and Mr. Urban has served as one of our directors since October 2008.

Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast by the holders of shares of capital stock of Pioneer entitled to vote on the election of directors at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, unless you withhold authority to vote for the nominees, the persons named as proxies will vote FOR the election of the nominees listed below. We do not expect that the nominees will refuse or be unable to act as directors. If, however, any of the nominees becomes unable or unwilling to serve as a director, the persons named as proxies intend to vote the proxy shares for the election of any other person the board of directors may designate.

Nominees

Class I Director Nominees for Election to a Term Expiring at the 2014 Annual Meeting	Age	Position Held
Dean A. Burkhardt	60	Chairman

Scott D. Urban	57	Director

Dean A. Burkhardt has served as one of our directors since October 26, 2001 and Chairman since May 2008. In addition to his role as a horse and cattle rancher, Mr. Burkhardt has been a consultant to the energy services industry since 1997 with a special emphasis in oil and gas projects in emerging markets, workover services, fuel cells and engineering and quality management services. He also served as co-founder, President and CEO (1983-1985) of Applied Petroleum Software, a provider of production engineering software for optimizing oil and gas well completions; President and CEO of Seismic Products (1982), Cliff Mock, Inc. (1982) and Tescorp Energy Services (1981-1982) as well as President and COO of Tescorp, Inc. (1982); was a co-founder (1979), Executive Vice President of Sales and Operations (1979-1981) and a director (1979-1989) of Cheyenne Services, Inc., a provider of oilfield tubular makeup, tubular inspection and third party quality assurance services.

As a result of Mr. Burkhardt’s service as a director of the Company for over nine years, he has become very familiar with our business and the important issues facing the Company. Mr. Burkhardt’s experience as a consultant in the energy services industry makes him a valuable member of the board of directors. Mr. Burkhardt serves as a member of the Audit Committee and qualifies as an “audit committee financial expert.” Mr. Burkhardt also holds a Master’s Degree in international management, with an emphasis in marketing and accounting from the American Graduate School of International Management and regularly attends seminars on accounting and financial matters, which enables him to provide guidance to the board of directors related to the Company’s international development and accounting-related matters. Mr. Burkhardt’s significant experience with several companies involved in the oil and gas industry gives him insights relating to many of the same issues we face in our business and provides a solid platform for him to advise and consult with the board of directors on such issues, including oil and gas projects in emerging markets, workover services, fuel cells and engineering and quality management services.

Scott D. Urban has served as one of our directors since October 2008. Mr. Urban is a partner in Edgewater Energy, a consulting and investment firm focused on the oil and gas exploration and production industry and assisting private equity firms with upstream investments. Mr. Urban served as Group Vice President, Upstream, for BP PLC from 1999 to 2005 and served as BP’s Group Vice President, with responsibility for several profit centers including the North Sea, Atlantic, North American Onshore, Egypt and Middle East. Prior to joining BP, Mr. Urban held a variety of management positions with Amoco Corporation, including Group Vice President, Worldwide Exploration and Upstream Business Unit Manager, China. Mr. Urban received a Master’s Degree in geology and a Bachelor’s Degree in earth science from Bowling Green State University. Mr. Urban currently serves on the board of directors of Noble Energy, Inc. and has served as a board member of the UK Offshore Operators Association, the Business Council for International Understanding and the Netherlands Oil and Gas Exploration and Production Association.

Mr. Urban’s expertise as a consultant in the oil and gas exploration and production industry makes him a valuable member of the board of directors. Mr. Urban’s significant experience at multiple global oil and gas companies provides him with insights relating to many of the same issues we face in our business, including markets, operational, regulatory, technological, and financial. Mr. Urban’s Master’s Degree in geology gives him a deep understanding of, and enables him to advise the board of directors on, many matters relating to oil and gas drilling. Mr. Urban’s service as a member of the board of directors of Noble Energy, Inc. gives him valuable experience in managing the issues that face a publicly held oil and gas company with international operations and allows him to share best practices with our board of directors.

Our board of directors unanimously recommends a vote “FOR” the election of Dean A. Burkhardt and Scott D. Urban as a Class I Directors.

DIRECTORS WITH A TERM EXPIRING IN 2012

Class II Directors Whose Term Expires at the 2012 Annual Meeting	Age	Position(s) Held
Wm. Stacy Locke	55	President, Chief Executive Officer and Director

C. John Thompson	58	Director

Wm. Stacy Locke has served as one of our directors as well as President of the Company since May 1995, when he joined Pioneer. In December 2003, Mr. Locke was appointed Chief Executive Officer. In addition to his continuous role as President, Mr. Locke has also served as Chief Financial Officer and Chief Operating Officer. Prior to joining Pioneer, Mr. Locke was in investment banking with Arneson, Kercheville, Ehrenberg & Associates from 1993 to 1995 and Chemical Banking Corporation from 1988 to 1992. Mr. Locke worked for Tesoro Petroleum Corporation and Valero Energy Corporation as a geologist from 1979 to 1982. Mr. Locke received a Bachelor’s Degree in geology from the University of California Santa Barbara and a Master of Business Administration Degree from Southern Methodist University.

Mr. Locke’s sixteen years of experience at Pioneer, including his service as Chief Executive Officer for eight years, gives him unique knowledge of the opportunities and challenges associated with our business. Mr. Locke’s familiarity with all aspects of Pioneer’s business and his historical understanding of its operations, combined with his understanding of the oil and gas industry, geology and investment banking makes him uniquely qualified to advise the board of directors and to lead Pioneer as Chief Executive Officer.

C. John Thompson has served as one of our directors since May 2001. Mr. Thompson currently serves as Chairman and Chief Executive Officer of Ventana Capital Advisors, Inc., a capital advisory company he founded in June 2004. Mr. Thompson has over 30 years experience in the energy capital business. Mr. Thompson has worked as a business consultant, in the energy capital business with Enron, the investment banking services business with a company he co-founded, Sagestone Capital Partners, and as the manager of the energy commercial banking business with InterFirst Bank in Houston.

As one of Pioneer’s longest-serving non-executive directors, Mr. Thompson brings an important institutional knowledge to the board of directors. His work as an executive in the oil and gas industry, and his experience in the energy capital business including more than ten years in energy commercial banking, provides him with insights relating to many of the same issues facing our business, including markets, operational, regulatory, technological, and financial. Mr. Thompson also serves as a member of the Audit Committee and qualifies as an “audit committee financial expert.” Mr. Thompson holds a Master’s Degree in Business Administration with an emphasis in finance and accounting from the University of Texas at Austin, which enables him to provide guidance to the Board on finance and accounting-related matters. Mr. Thompson’s experience as founder of a capital advisory company and as a consultant provides the board of directors with a unique perspective into different industries and an understanding of various capital strategies.

DIRECTORS WITH A TERM EXPIRING IN 2013

Class III Director Whose Term Expires at the 2013 Annual Meeting	Age	Position Held
John Michael Rauh	61	Director

John Michael Rauh has served as one of our directors since October 2008. Mr. Rauh served as Vice President and Corporate Controller of Kerr-McGee Corporation from 2001 until his retirement in 2006, where he was responsible for worldwide accounting, tax and Sarbanes-Oxley 404 compliance. He also served as a Founding Director of Kerr-McGee’s chemical operations spin-off. Mr. Rauh joined Kerr-McGee in 1981 and served in varying capacities, including Vice President and Treasurer, Vice President and Controller, and Assistant Controller. Prior to joining Kerr-McGee, Mr. Rauh was an auditor with Arthur Young & Company, which merged with Ernst & Whinney in 1989 to form Ernst & Young. He received a Master’s Degree in accounting from Oklahoma State University and a Bachelor’s Degree in accounting and economics from Northwestern Oklahoma State University. Mr. Rauh was elected in 2010 and currently serves as a director on the Northwestern Oklahoma State University Foundation Board of Directors. Mr. Rauh served as a director of Tronox, Inc. from 2005 to 2006. Mr. Rauh, as well as other Tronox and Kerr-McGee officers and directors, has been named as a defendant in a complaint filed in the United States District Court for the Southern District of New York asserting securities law violations. The Court has dismissed the allegations that Mr. Rauh violated Section 10(b) of the Securities Exchange Act. Mr. Rauh currently remains in the case only with respect to allegations that he was a “control person” of Tronox under Section 20 of the Securities Exchange Act for approximately a four month period. There are no current allegations that Mr. Rauh directly violated any securities laws. Mr. Rauh plans to continue to defend against the control person allegations as the litigation continues.

Mr. Rauh’s expertise in a variety of financial and accounting matters, experience in Sarbanes-Oxley 404 compliance and service with a global oil and gas business make him a valuable member of the board of directors and enhances the value of his service as a member of the Audit Committee, where he also qualifies as an “audit committee financial expert.” Mr. Rauh’s Bachelor’s and Master’s Degrees in accounting enable him to advise the Board on accounting-related matters. Mr. Rauh’s experience at a global oil and gas company provide him with insights relating to many of the same issues we face in our business, including markets, operational, regulatory, technological, and financial. Mr. Rauh’s significant experience in several senior financial positions at Kerr-McGee, as well as his previous service as an auditor with an accounting firm, provides a solid platform for him to advise and consult with the board of directors on financial and audit-related matters.

There are no family relations of first cousin or closer among our directors or executive officers by blood, marriage or adoption. The board has determined that all of our directors are independent directors, as defined by the rules of the NYSE Amex, other than Mr. Locke who, as President and Chief Executive Officer, is an employee of Pioneer.

INFORMATION CONCERNING MEETINGS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Meetings

Our board of directors held ten meetings during the fiscal year ended December 31, 2010. The board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. During the fiscal year ended December 31, 2010, all of the directors attended 100% of the total number of meetings of the board and any committee on which each served. In addition, the independent directors also held regular meetings consisting solely of independent directors during the fiscal year ended December 31, 2010.

Independent Chairman of the Board

Our board of directors has separated the roles of Chairman and Chief Executive Officer. The separation of roles was implemented to allow our Chief Executive Officer, Mr. Locke, to focus on the management of the Company and our independent Chairman to focus on the continued development of a high-performing board of directors, including (i) developing board agendas, (ii) working with Company management to ensure the board of directors has timely and adequate information, (iii) coordinating board committee activities, (iv) supporting and mentoring the Chief Executive Officer and (v) ensuring effective stakeholder communications. Among the duties and responsibilities of our independent Chairman are the following:

•	presiding at all meetings of the board, including executive sessions of the independent directors and non-management directors;

•	assisting in the preparation of agendas and schedules, including agenda items and time allocations, for all meetings of the board of directors and its committees;

•	promoting an environment of open, transparent, two-way communications between the board and senior management;

•	communicating with senior management to align board of directors and management priorities;

•	promoting an active, on-going succession process for the board of directors and senior management positions;

•	promoting, with senior management, the enterprise risk management process;

•	supporting senior management in promoting high ethical standards in all Company and board of directors dealings; and

•	overseeing the implementation of the strategic planning processes.

Audit Committee

The members of our audit committee during the fiscal year ended December 31, 2010 were Messrs. Burkhardt, Thompson, Rauh (chairman) and Mr. Urban, who was elected to the committee in May 2010. Mr. Rauh served as the chairman of the audit committee during the fiscal year ended December 31, 2010. The audit committee met five times during the fiscal year ended December 31, 2010. The audit committee is governed by a charter that the board of directors amended and restated on December 11, 2008. You can obtain a copy of that charter by going to our Web site at www.pioneerdrlg.com.

Our common stock is listed on the NYSE Amex. As such, we have agreed to comply with the listing standards of the NYSE Amex, which require that we have at least three members of the audit committee, each of whom is independent. Each of our audit committee members is independent, as defined by the rules of the NYSE Amex and the rules and regulations of the SEC. In addition, the board has determined that each member of the audit committee is an “audit committee financial expert” as defined by the SEC. The experience of each member of the audit committee is described in the biographies under the heading “Proposal 1—Election of Directors.”

The audit committee’s role is one of financial oversight. Our management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The following functions are the key responsibilities of the audit committee in carrying out its oversight:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm and overseeing the qualifications and independence of such firm;

•	overseeing our accounting and financial reporting processes and the audits of our financial statements;

•	overseeing the performance of our internal audit function;

•	overseeing our compliance with legal and regulatory requirements;

•	preparing a report for inclusion in our proxy statement of its review of our audited financial statements;

•	pre-approving audit, review or attest services and permitted non-audit services (including the terms and fees thereof) to be performed by our independent registered public accounting firm; and

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and recommending revisions to the board.

The audit committee meets separately from the whole board with the independent auditors to provide an open avenue of communication. The audit committee is ultimately responsible for the selection, evaluation and replacement of our independent auditors.

Compensation Committee

The members of our compensation committee during the fiscal year ended December 31, 2010 were Messrs. Burkhardt, Thompson, Urban (chairman) and Mr. Rauh, who was elected to the committee in May 2010. Mr. Urban served as chairman of the compensation committee during the fiscal year ended December 31, 2010. The compensation committee met four times and acted by written consent six times during the fiscal year ended December 31, 2010. In addition, the compensation committee also held meetings with our compensation consultant during the fiscal year ended December 31, 2010. Each of our compensation committee members is independent, as defined by the rules of the NYSE Amex. The compensation committee is governed by a charter that the board amended and restated on December 11, 2008. You can obtain a copy of that charter by going to our Web site at www.pioneerdrlg.com. The compensation committee’s responsibilities include:

•	approving and overseeing our compensation policies, objectives and programs for our executive officers and directors;

•	annually reviewing and approving corporate goals, objectives and other key measures relevant to the compensation of Pioneer’s executive officers and other key employees;

•	reviewing and approving all formal employment or other contracts between Pioneer and our executive officers and other key employees;

•

administering and reviewing Pioneer’s incentive-compensation plans, equity-based plans and other compensation and benefit plans, and authorizing the issuance of stock of Pioneer pursuant to such plans; and

•	retaining a compensation consultant to assist the committee and approving such consultant’s fees and other retention terms.

Except as described in the Compensation Discussion and Analysis section of this proxy statement, at this time, the compensation committee does not intend to delegate its powers and authority to any subcommittee or other persons. For additional information concerning the compensation committee, see “Compensation Discussion and Analysis” and “Report of the Compensation Committee.”

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee during the fiscal year ended December 31, 2010 were Messrs. Burkhardt, Thompson (chairman), Urban and Mr. Rauh, who was elected to the committee in May 2010. Mr. Thompson served as chairman of the nominating and corporate governance committee during the fiscal year ended December 31, 2010. The nominating and corporate governance committee held two meetings during fiscal year ended December 31, 2010. Each of our nominating and corporate governance committee members is independent, as defined by the rules of the NYSE Amex.

The nominating and corporate governance committee is responsible for seeking, evaluating and recommending qualified individuals to become directors and serve on committees of the board of directors. The committee is also responsible for periodically reviewing and assessing the adequacy of our corporate governance policies and procedures and recommending proposed changes to the board. In addition, the committee periodically assesses the performance of the board of directors. The nominating and corporate governance committee is governed by a charter that the board amended and restated on December 11, 2008. You can obtain a copy of that charter by going to our Web site at www.pioneerdrlg.com.

Director Nominations

The nominating and corporate governance committee considers candidates for board membership suggested by its members and other board members, as well as by management and shareholders. The committee may also retain a third-party executive search firm to identify candidates from time to time. Shareholders wishing to suggest a qualified candidate should submit the recommendation in writing to the nominating and corporate governance committee in care of our Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary:

•	the name, age and business address of that person;

•	the principal occupation or employment of that person;

•	the class or series and number of shares of capital stock of Pioneer which that person owns beneficially or of record; and

•

all other information, if any, relating to that person which Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder would require Pioneer or that shareholder to disclose in a proxy statement or in any other filing in connection with solicitations of proxies for an election of directors.

Once a prospective candidate has been identified, the nominating and corporate governance committee makes the initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the committee determines that additional consideration is warranted, it may ask a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the committee. The committee then evaluates the prospective candidate by considering, in addition to the criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in our shareholders’ and our best interests. Consideration is also given to members of the board of directors having an appropriate mix of background and skills. Although we do not have a formal diversity policy in place for the director nomination process, an important factor in our nominating and corporate governance committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set. The nominating and corporate governance committee strives to nominate candidates with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee the Company’s business.

The same criteria apply with respect to the nominating and corporate governance committee’s evaluation of all candidates for membership to our board, including candidates recommended by shareholders. However, additional procedures will apply, as provided in our bylaws, if a shareholder wishes to submit at an annual meeting a director candidate who is not approved by our nominating and corporate governance committee or our board of directors.

Any shareholder desiring to nominate a director at our 2012 Annual Meeting of Shareholders without including such nomination in our proxy materials for that meeting must provide timely notice to the Company of such nomination in the form provided by our bylaws. See our bylaws for a description of the required form and content of this notice. To be timely, such notice must ordinarily be delivered to our principal executive offices (Attention: Corporate Secretary), at the address set forth above, no later than the close of business on the 90th day nor earlier than the 180th day prior to the first anniversary date of the preceding year’s annual shareholder meeting (i.e., nominations for director for inclusion in the 2012 Annual Meeting of Shareholders must be delivered to our principal executive offices no earlier than November 14, 2011, and no later than the close of business on February 13, 2012), or such proposal will be considered untimely. However, in the event that the date of the pending annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of shareholders, then such notice must be received not later than the later to occur of the close of business on the 90th day prior to the pending annual meeting of shareholders or the 10th day following the day on which public announcement of the date of such annual meeting of shareholders is first made by the Company. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to the Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that satisfies the SEC’s definition of a “Code of Ethics” and applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct and Ethics is posted on our Web site at www.pioneerdrlg.com. We intend to disclose on our Web site any amendments to the Code of Conduct and Ethics and any waivers of the Code of Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer.

Board’s Role in Risk Oversight

Our board of directors is responsible for the Company’s risk-oversight function. The board of directors, with the assistance of its standing committees, our Chief Executive Officer, our Chief Financial Officer, our General Counsel, and our Director of Corporate Development, identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market, and reputational risks. In addition, the board of directors reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. Each board committee also oversees the management of the Company’s risks that fall within each committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors.

Risk—Related Compensation Policies and Practices

The compensation committee has undertaken an assessment of the risk profile of its executive and non-executive compensation programs. With the assistance of our Chief Executive Officer, our Chief Financial Officer, our General Counsel, our Global Director of Human Resources and our compensation consultant, the compensation committee has developed a framework to assist the compensation committee in ascertaining any potential material risks associated with its executive compensation program, including: external market reference; pay mix; range and sensitivity of performance-based variable plans; selection of performance metrics; goal-setting process; and the Company’s checks and balances on the payment of compensation. This process enables the compensation committee to consider if any of the Company’s current compensation programs, practices or procedures should be altered in order to ensure that an appropriate balance between competitive pay and prudent risk is maintained. As a result of this analysis, the compensation committee has identified the following risk mitigating factors:

•

the pay mix including fixed and variable compensation, including the use of fixed cash and variable cash (in the annual incentive and long-term incentive plan and the use of long-term equity as variable compensation);

•	limits on annual cash bonus awards;

•	the use of varied performance goals;

•	after several years of use, there appears to be no evidence that the performance goals encourage unnecessary or excessive risk taking;

•	stockownership guidelines;

•	the oversight of incentive compensation plans by our compensation committee; and

•	the high level of board involvement in approving material investments and capital expenditures.

As a result of the above assessment, the compensation committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

During the fiscal year ended December 31, 2010, we paid to each of our non-employee directors fees for service on our board of directors or committees of our board as follows:

Board Member Fees:
Chairman’s annual retainer	$75,000
Member’s annual retainer	$30,000
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Audit Committee Fees:
Chairman’s annual retainer	$15,000
Member’s annual retainer	$5,000
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Compensation Committee Fees
Chairman’s annual retainer	$10,000
Member’s annual retainer	$1,750
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Nominating and Corporate
Governance Committee Fees:
Chairman’s annual retainer	$10,000
Member’s annual retainer	$1,750
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Special Committee Fees
Each meeting attended in person	$1,250
Each meeting attended by telephone	$1,000

During 2010, the Compensation Committee granted a restricted stock award with a fair market value of approximately $100,000 to each member of the board of directors. In addition, we reimburse the directors for out-of-pocket expenses they incur in connection with attending meetings of the board of directors and board committees or otherwise in their capacity as directors. Our executive officers do not make recommendations regarding the non-employee directors’ compensation.

We expect each director to make every effort to attend each meeting of the board of directors, each meeting of any board committee on which he sits and the annual meeting of shareholders. Attendance in person at board and committee meetings is preferred but not required; attendance by teleconference is permitted, if necessary. All of our directors attended last year’s annual meeting.

The following table summarizes the compensation we paid each of our non-employee directors during the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Dean A. Burkhardt	$117,504	$99,998	$217,502
C. John Thompson	$90,190	$99,998	$190,188
John Michael Rauh	$78,252	$99,998	$178,250
Scott D. Urban	$76,002	$99,998	$176,000

(1)

The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of the restricted stock awards granted to directors during the fiscal year ended December 31, 2010, computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, except that no assumption for forfeitures was included. Pursuant to our 2007 Incentive Plan, each director was granted 16,556 shares of restricted stock on May 15, 2010, based on the closing price ($6.04) of our common stock on the NYSE Amex on the grant date. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010.

Stock Ownership Guidelines

In order to encourage the acquisition and retention of our common stock by our directors and to further align their economic interests with those of our shareholders and to focus our directors on the long-term sustained appreciation of our common stock, our compensation committee and our board of directors have adopted guidelines generally requiring each of our directors to own an amount of our common stock equal to the value of three times such director’s annual cash retainer. The ownership target is to be acquired no later than the December 31 following the fifth anniversary of the director’s initial appointment or election to the board of directors, or by December 31, 2013 for any director serving on the board of directors as of May 17, 2008. For purposes of this calculation, unvested restricted stock and restricted stock units may be counted toward the applicable ownership requirement. As of March 31, 2011, all directors have fully met their stock ownership requirements.

The following table provides information on the outstanding equity awards for each of our non-employee directors as of December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (5)
Dean A. Burkhardt	10,000	—		$14.48	6/14/2011	—		—
	10,000	—		$14.98	6/14/2012	—		—
	—	—		—	—	1,952	(2)	$17,197
	—	—		—	—	11,841	(3)	$104,319
	—	—		—	—	16,556	(4)	$145,858

C. John Thompson	10,000	—		$14.48	6/14/2011	—		—
	10,000	—		$14.98	6/14/2012	—		—
	—	—		—	—	1,952	(2)	$17,197
	—	—		—	—	11,841	(3)	$104,319
	—	—		—	—	16,556	(4)	$145,858

John Michael Rauh	6,666	3,334	(1)	$10.32	10/5/2018	—		—
	—	—		—	—	11,841	(3)	$104,319
	—	—		—	—	16,556	(4)	$145,858

Scott D. Urban	6,666	3,334	(1)	$10.32	10/5/2018	—		—
	—	—		—	—	11,841	(3)	$104,319
	—	—		—	—	16,556	(4)	$145,858

(1)	The indicated options are scheduled to vest on October 6, 2011.
(2)	The indicated shares of restricted stock are scheduled to vest on May 15, 2011.
(3)	The indicated shares of restricted stock are scheduled to vest in installments of 5,921 shares on May 15, 2011 and 5,920 shares on May 15, 2012.
(4)	The indicated shares of restricted stock are scheduled to vest in installments of 5,519 shares each on May 15, 2011 and May 15, 2012 and 5,518 shares on May 15, 2013.
(5)	The market value of the shares of restricted stock that have not vested is based on the closing price of Pioneer Drilling Company common stock on December 31, 2010, of $8.81 per share.

EXECUTIVE OFFICERS

The following table provides information about our current executive officers (ages are as of March 31, 2011):

Name	Age	Position(s) Held
Wm. Stacy Locke	55	President, Chief Executive Officer and Director

Lorne E. Phillips	40	Executive Vice President and Chief Financial Officer

Franklin C. West	71	Executive Vice President and President of Drilling Services Division

Joseph B. Eustace	56	Executive Vice President and President of Production Services Division

Carlos R. Peña	44	Senior Vice President, General Counsel, Secretary and Compliance Officer

For a description of the business background of Mr. Locke, see “Directors with a Term Expiring in 2012” above.

Lorne E. Phillips was appointed Executive Vice President and Chief Financial Officer effective February 1, 2009. Prior to joining Pioneer Drilling Company, Mr. Phillips worked the last 10 years at Cameron International Corporation, serving most recently as Vice President and Treasurer. Prior to that, he was General Manager of Cameron’s Canadian valves operations, Vice President of Marketing and M&A for the valves division, and Business Development Manager for Cameron. Before joining Cameron, he was a Financial Analyst for SCF Partners, a provider of equity capital to energy service and equipment companies, and for Simmons & Company International, an investment bank focused on the energy industry.

Franklin C. West currently serves as Executive Vice President and President of our Drilling Services Division. Prior to his appointment as President of our Drilling Services Division on March 1, 2008, Mr. West served as our Chief Operating Officer beginning in January 2002. Prior to joining Pioneer, he was Vice President for Flournoy Drilling Company from 1967 until it was acquired by Grey Wolf, Inc. in 1997, and he continued in the same capacity for Grey Wolf, Inc., an on-shore oil and gas drilling contractor, until December 2001.

Joseph B. Eustace was appointed as Executive Vice President and President of our Production Services Division on March 1, 2008. Prior to joining Pioneer Drilling Company, Mr. Eustace served as President of WEDGE Oil and Gas Services beginning in 2004. Prior to 2004, Mr. Eustace served as Group Vice President for Key Energy Services from 1998 to 2004, and as Vice President of Operations for Dawson Production Services from 1982 until Key Energy Services acquired Dawson Production Services in 1998.

Carlos R. Peña was appointed Senior Vice President, General Counsel, Secretary and Compliance Officer effective October 27, 2008. Mr. Peña has practiced law since 1992 and has experience providing both outside corporate and securities counsel and in-house M&A counsel. Prior to joining Pioneer Drilling in October 2008, he worked for AT&T, Inc. in the M&A legal group. From 1996 to 2007, he focused on securities and corporate finance, M&A, venture capital, and corporate governance at Fulbright & Jaworski L.L.P., Cox Smith Matthews Incorporated, and Vinson & Elkins L.L.P.

COMPENSATION DISCUSSION AND ANALYSIS

Introductory Note

The compensation committee of our board of directors (the “Compensation Committee”) evaluated and set 2010 executive compensation in the context of the Company’s performance and the challenging global economic environment since late 2008.

Executive Summary

In 2010, our named executive officers demonstrated their capacity to perform well during the challenging economic environment and disruptive market cycles, which translated into a number of significant achievements for the Company. We are especially gratified by our ability to navigate such a difficult and uncertain year while continuing to advance the long-term interests of our stockholders. Key highlights of the Company’s 2010 performance include the following:

•	Annual revenues increased to $487.2 million compared with $325.5 million for 2009.

•	Adjusted EBITDA increased to $103.2 million compared with $74.9 million for 2009.

•	Our stock price appreciated 11.5% over 2009.

•	Combined margin increased to $154.8 million compared with $110.2 million for 2009.

•	Utilization of drilling rigs increased from 41% in 2009 to 59% in 2010.

•	We performed significant upgrade projects on 24 drilling rigs, acquired 21 wireline units, and put all eight idle well service rigs back to work during 2010.

The Compensation Committee believes that our executive compensation program has played a significant role in our ability to drive strong financial results and the creation of shareholder value, which is demonstrated by the accomplishments of our executive team over the last fiscal year. The following are key aspects of our executive compensation program in 2010:

•

Variable or “at risk” compensation, delivered in the form of short-term cash incentive awards and long-term equity incentive awards represents approximately 65% to 80% of our named executive officers’ total direct compensation.

•

A significant portion of each named executive officer’s incentive compensation—approximately 62% on average for 2010—is comprised of long-term equity incentive awards, which drives long-term performance and aligns the interests of our named executive officers with those of our shareholders.

•

We implemented a long-term incentive restricted stock award to better align the interests of our executives with the long-term performance of the Company and long-term shareholder value. The long-term incentive restricted stock award is based on achievement by the Company of certain performance measures relative to its peers over a three-year performance period. If earned, the award then vests in three annual installments beginning in April 2011.

•	Long-term equity incentive awards were allocated at approximately 70% stock options and 30% long-term incentive restricted stock awards.

•

Long-term cash incentive awards granted in 2009 and covering a period including the 2010 fiscal year, provide for both time-based and performance-based award components. Under these awards, the named executive officers will receive cash payments on April 30, 2011 and April 30, 2012 depending on their continued employment with the Company and the Company’s performance relative to a peer group of companies.

•	Base salaries remained constant, with one exception.

•	The Company’s 2007 Incentive Plan incorporates multiple financial performance measures that are quantifiable and measurable.

•	Each named executive officer is employed at-will and is expected to demonstrate strong personal performance in order to continue serving as a member of the executive team.

•

The Company has implemented stock ownership guidelines that, along with the design of long-term equity incentive awards, promotes long-term executive stock ownership and aligns executive interests with those of our shareholders.

•

The Company’s Key Executive Severance Plan, in which the named executive officers participate, pays out only upon a double-trigger change in control termination. For a further description of this agreement, see “Potential Payments Upon Termination or Change in Control” below.

We are pleased with the success of our executive team during 2010. As we prepare for 2011, we look forward to the opportunities and achievements of the coming year. The Compensation Committee has taken the following key actions that will affect 2011 executive compensation:

•	In February 2011, the Company granted a long-term incentive restricted stock unit award with vesting based on the performance of the Company relative to its peers over a three-year measurement period.

•

The Compensation Committee adopted a policy that prohibits excise tax gross-up payments in any future change in control arrangements with executive officers, unless the arrangement is approved by shareholders.

•	The Compensation Committee engaged Pearl Meyers Partners to perform compensation consulting and benchmarking for 2011.

Compensation Committee

The Compensation Committee administers our executive compensation program and is responsible for establishing appropriate compensation for our named executive officers. The duties of the Compensation Committee include:

•	approving and overseeing our compensation policies, objectives and programs for executive officers;

•	reviewing and approving all formal employment or other contracts between Pioneer and our executive officers;

•	annually reviewing and approving corporate goals, objectives and other key measures relevant to the compensation of our executive officers; and

•	evaluating the performance of executive officers.

The Compensation Committee periodically reviews its own performance so that it might find ways to adapt to changes impacting compensation decisions and decision-making processes. The Compensation Committee also annually reviews the effectiveness of our compensation programs in obtaining desired results.

Compensation Philosophy

The Compensation Committee designs our executive compensation programs to:

•	provide an executive compensation structure that is consistent with competitive pay practices;

•	attract, motivate and retain key personnel necessary to our success;

•	reward senior and key employees for building long-term shareholder value; and

•	encourage attainment of strategic business objectives with pay for performance.

The Compensation Committee reviews each element of compensation annually. Variable compensation (annual cash incentives, stock options, restricted stock awards and long-term incentive restricted stock awards) supports our pay for performance philosophy and represents approximately 62% to 73% of target total direct compensation to our named executive officers. Annual cash incentive compensation is based on various performance measures intended to provide incentives for executives to make decisions that result in strong annual performance results. This is balanced by long-term equity incentive compensation in the form of stock option awards and long-term incentive restricted stock awards. Stock option awards generally vest over three years and are exercisable over a 10 year term. Long-term incentive restricted stock awards are based on achievement by the Company of certain performance measures relative to its peers over a three-year performance period and then generally vest in three annual installments following the end of the performance period. Beginning with awards granted in 2011, performance-based restricted stock awards are subject to a three-year performance period with cliff vesting following the completion of the performance period. As a result, our compensation program provides incentives to our executives to make business decisions that result in long-term shareholder value.

Benchmarking

In January 2010, the Compensation Committee retained Stone Partners as an independent compensation consultant to assist in the Compensation Committee’s compensation determinations. Stone Partners reported to, and acted at the direction of, the Compensation Committee. Stone Partners was instructed to benchmark executive positions, to review general trends relating to executive compensation in the drilling and oilfield services industry, and to review the operation of our incentive plans. The Compensation Committee reviewed several sources as a reference for determining competitive total compensation packages. These sources included published data from Watson Wyatt Top Management, William M. Mercer-Energy, and Stone Partners’ Executive Oilfield Manufacturing and Services Industry compensation surveys. In addition, the Compensation Committee reviewed proxy statement data from a peer group of companies. In December 2009, the Compensation Committee determined that our fiscal year 2010 industry peer group would consist of the following companies:

•	Allis-Chalmers Energy, Inc.

•	Atwood Oceanics, Inc.

•	Basic Energy Services, Inc.

•	Bronco Drilling Co., Inc.

•	Complete Production Services, Inc.

•	Key Energy Services, Inc.

•	Parker Drilling Company

•	RPC, Inc.

•	Superior Energy Services, Inc.

•	Unit Corp.

These companies were selected for compensation benchmarking because of similarities we shared in industry (oilfield services) and similar levels of market capitalization (between $149.2 million and $2.4 billion), enterprise value (between $174.0 million and $2.7 billion), third quarter 2009 assets (between $453.9 million and $2.6 billion) and 2009 third quarter trailing twelve months revenue (between $170.4 million and $1.7 billion). Companies of interest included Helmerich & Payne, Inc., Nabors Industries, Inc. and Patterson UTI Energy Inc. The companies of interest are not used for benchmarking data, but are consulted for compensation trends such as market practices for each compensation component (i.e., salary increases, structure and use of long-term incentives, prevalence of certain equity incentive vehicles, stock ownership guidelines, etc.).

In March 2010, the compensation consultant benchmarked the 25th, 50th and 75th percentiles for the data sources mentioned above to gain an understanding of competitive pay practices. The industry peer group, industry surveys and national survey data are equally weighted, considered for various elements of compensation (including base salary, base salary plus target annual incentive compensation, and target long-term equity awards), and collectively referred to as the “survey data” throughout this Compensation Discussion and Analysis. In evaluating and setting compensation for our named executive officers, the Compensation Committee does not target a specific percentile within the survey data, but rather uses the survey data as a guide, in combination with the other factors discussed in this Compensation Discussion and Analysis, to determine compensation levels for our named executive officers.

Elements of Compensation

Base Salary

We pay our executive officers, including the officers named in the Summary Compensation Table included in this proxy statement (the “named executive officers”) base salaries that are at levels the Compensation Committee believes are necessary to attract and retain talented officers. The Compensation Committee generally determines base salary amounts on an annual basis. Because other elements of compensation are typically expressed as a percentage of base salary, maintaining a competitive base salary for each named executive officer is a high priority in the current oilfield services industry employment market and is particularly important to us given our focus as a growth company within that industry. The Compensation Committee assesses performance for base salary purposes using a qualitative, rather than quantitative, performance assessment. The Compensation Committee does not use a specific performance formula or a weighting of factors in determining base salary levels. Instead, in general, the Compensation Committee considers financial performance, execution of our business strategy, and individual contributions to the business, as well as pay levels of comparable executives at peer companies. In considering these factors, the Compensation Committee reviews executive performance with the Chief Executive Officer and generally relies on the Chief Executive Officer’s evaluation of each officer’s performance (other than his own).

The following table sets forth each named executive officer’s annual base salary as of December 31, 2009 and December 31, 2010.

Name and Position	Annual Base Salary as of December 31, 2009	Annual Base Salary as of December 31, 2010	% Change
Wm. Stacy Locke,
Director, President and Chief Executive Officer	$550,000	$550,000	—%
Lorne E. Phillips,
Executive Vice President and Chief Financial Officer	$320,000	$320,000	—%
Franklin C. West,
Executive Vice President and President of Drilling Services Division	$395,000	$395,000	—%
Joseph B. Eustace,
Executive Vice President and President of Production Services Division	$280,000	$280,000	—%
Carlos R. Peña,
Senior Vice President, General Counsel and Secretary	$250,000	$265,000	6%

In May 2010, the Compensation Committee reviewed base salaries for the named executive officers in accordance with the factors discussed above. In accordance with expected competitive pay practices for fiscal

2010, the base salaries for the named executive officers did not increase except for Mr. Peña. Mr. Peña received a base salary increase to better align his base salary with that of similarly situated officers at our peer companies. After this salary increase, with the exception of Mr. West, base salaries of the named executive officers fell between the 25th and 75th percentile of the survey data discussed under “Benchmarking” above. The base salary of Mr. West is 136.5% of the market median and 102% of the 75th percentile of the benchmark survey. Given the importance of Mr. West’s position with the company, his tremendous breadth and depth of drilling expertise and experience, the Compensation Committee believes a base salary which is approximately equivalent to the 75th percentile is reasonable. On average, base salaries for our named executive officers fall within 10% of the market median. The Compensation Committee has determined that base salaries at this level enable us to attract and retain talented officers while permitting us to pay a substantial portion of total direct compensation in the form of variable compensation (annual cash and long-term equity incentives).

Annual Cash Incentive Compensation

The named executive officers can receive up to approximately 17-21% of their total direct compensation (including base salary, target annual cash incentive compensation and target long-term equity incentive compensation) in the form of annual cash incentives. Approximately 21% of Mr. Locke’s targeted total direct compensation is allocated to the annual cash incentive award. Approximately 17-19% of the other named executive officers’ targeted total direct compensation is allocated to the annual incentive award. The Compensation Committee allocated a higher percentage (21%) of Mr. Locke’s total direct compensation to the annual cash incentive award because the Compensation Committee believes his position uniquely allows him to influence the financial performance of the Company and, accordingly, his compensation should be more closely tied to the Company’s financial results. The Compensation Committee has determined that this level of annual cash incentive compensation appropriately motivates our executive officers to produce strong business performance each year while allowing for a competitive base salary and other forms of compensation to encourage creation of long-term shareholder value.

The cash incentive award levels for the named executive officers for 2010, expressed as a percentage of base salary, were as follows:

Name	Threshold	Target	Above Expectation
Wm. Stacy Locke	24%	80%	160%
Lorne E. Phillips	15%	50%	100%
Franklin C. West	15%	50%	100%
Joseph B. Eustace	15%	50%	100%
Carlos R. Peña	15%	50%	100%

For each performance measure, a “target” level is established annually. The “threshold” and “above expectation” levels are functions of the target level. The target level for the performance measures generally derives from our board-approved budget. The Compensation Committee strives to set performance goals that are both measurable and achievable while providing effective incentive to contribute to our growth. Cash incentive payments are prorated if performance measure results fall between threshold and target or between target and above expectation. Factors taken into account in determining each named executive officer’s annual cash incentive award target include the individual’s responsibilities, the individual’s experience, and overall fairness, as well as competitive pay practices that are discussed under “Benchmarking” above.

The proposed cash incentive awards for each named executive officer are based on achievement of specific performance measures (weighted at 80%) and on the Compensation Committee’s subjective assessment of each named executive officer’s individual performance (weighted at 20%). While the performance measures may change from year to year, as further discussed below, our annual performance measures for 2010 included: earnings per share; earnings before income tax, depreciation and amortization expense or “EBITDA”; EBITDA return on capital employed; and safety record (recordable incident rate). For the EBITDA and return on capital employed calculations, we excluded the impact of impairment charges. In addition to the performance measures described above, there was an additional threshold on the achievement of cash incentive awards for 2010. The cash incentive awards would only be awarded if the Company’s EBITDA for fiscal year 2010 exceeded $30 million.

For 2010, the EBITDA objective for the corporate officers was consolidated EBITDA for the entire Company and for divisional officers was that division’s EBITDA; Mr. Locke, Mr. Phillips, and Mr. Peña are the only executives with the return on capital employed as an objective; the other executives have additional weight allocated to their EBITDA objective.

For 2010, the Compensation Committee determined the total dollar amount of the discretionary portion of the annual cash incentive award available for all participants, including the named executive officers. In making their determination of the overall discretionary incentive award, the Committee considered the Company’s performance as compared to peer performance, the Company’s achievement of strategic objectives, and the Company’s performance as compared to plan. The Compensation Committee determined the individual discretionary award for Mr. Locke based on the individual performance objectives indicated below. Mr. Locke made a recommendation to the Compensation Committee with regard to each of the other named executive officers’ individual discretionary awards based on the individual performance objectives indicated below. For 2010, the Compensation Committee accepted Mr. Locke’s recommendations without modification. The individual performance objectives for the named executive officers included: expand strategically, build out the management team to accommodate strategic expansion, continue to improve operation performance (increase utilization and margins, perform drilling rig fleet upgrades, deploy assets to oil-focused opportunities, remarket idle assets, etc.), enhance marketing processes and safety program.

The weighting of the current performance measures and individual performance objectives for the named executive officers for 2010 was as follows:

Name	Earnings per share	Consolidated or Division Level EBITDA	Consolidated EBITDA Return on Capital Employed	Safety Record (Recordable Incident Rate)	Discretionary Based on Individual Performance
Wm. Stacy Locke	20%	25%	15%	20%	20%
Lorne E. Phillips	20%	25%	15%	20%	20%
Franklin C. West	20%	40%	—	20%	20%
Joseph B. Eustace	20%	40%	—	20%	20%
Carlos R. Peña	20%	25%	15%	20%	20%

The Compensation Committee has subjectively determined that these weighting percentages appropriately correspond to our business objectives and encourage the named executive officers to focus on those factors that the Compensation Committee feels are important for both our short-term and long-term success.

The Compensation Committee approved the 2010 performance measures after reviewing the appropriateness of the performance measures used in the past and determining anticipated difficulties in achieving specific performance targets.

The approved financial performance criteria and the actual performance achieved for 2010 were:

	Performance Criteria			Actual
	Treshold	Target	Above Expectation	Result Achieved	% of Target
Diluted Loss Per Share	($0.73)	($0.58)	($0.41)	($0.62)	93.1%
Consolidated EBITDA (in thousands)	$59,982	$79,976	$103,969	$103,147	129.0%
Drilling Services Division EBITDA (in thousands)	$48,202	$64,269	$83,549	$70,825	110.2%
Production Services Division EBITDA (in thousands)	$22,327	$29,769	$38,699	$47,604	159.9%
Consolidated EBITDA Return on Capital Employed	9.0%	12.0%	15.6%	15.2%	126.4%

Base salary plus target annual cash incentive compensation established for the named executive officers fell between the 25th and 75th percentile of the survey data discussed under “Benchmarking” above. On average, the base salary plus target annual cash incentive for our named executive officers falls slightly above the market median. The Compensation Committee has determined that this level of annual cash incentive compensation provides for a competitive base salary and motivates management to achieve annual business objectives while allowing the Company to also provide a significant portion of the named executive officers’ total direct compensation in the form of long-term equity incentive compensation to motivate the creation of long-term shareholder value. The “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table below sets out the annual cash incentive compensation received by each of the named executive officers for the 2010 fiscal year.

Long-Term Equity Incentive Compensation

In February 2010, the Compensation Committee granted stock option awards and long-term incentive restricted stock awards to our named executive officers pursuant to our 2007 Incentive Plan. The Compensation Committee believes these elements of long-term compensation motivate management to seek to maximize long-term shareholder value. According to guidelines adopted by the Compensation Committee for granting of awards, each named executive officer receives long-term equity incentive awards at the Compensation Committee’s discretion based on the following considerations: (1) the employee’s base salary; (2) a multiple of base salary based on the employee’s position with the Company, the employee’s responsibilities, the employee’s experience, and overall fairness, as well as survey data discussed under “Benchmarking” above; (3) the fair value of the stock; (4) Company performance; and (5) the individual employee’s performance. The Compensation Committee reviews prior awards to compare the multiple of base salary from the prior award to the current award. The Compensation Committee meets annually to determine long-term equity incentive awards, if any, for each named executive officer. Target long-term equity incentive awards were allocated at approximately 70% stock options and 30% long-term incentive restricted stock.

Stock Option Awards

In 2009 and 2010, the Compensation Committee approved the following stock option awards to the named executive officers.

	2009 Stock Option Award (#)	2009 Aggregate Grant Date Fair Value ($) (1)	2010 Stock Option Award (#)	2010 Aggregate Grant Date Fair Value ($) (1)
Wm. Stacy Locke	236,000	$494,680	181,800	$933,616
Lorne E. Phillips	90,000	$188,649	75,400	$387,209
Franklin C. West	120,000	$251,532	93,100	$478,106
Joseph B. Eustace	69,000	$144,631	53,600	$275,257
Carlos R. Peña	63,000	$132,054	53,000	$272,176

(1)	The amounts indicated represent the aggregate grant date fair value of each stock option award computed in accordance with ASC Topic 718, Stock Compensation, except no assumptions for forfeitures were included. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010.

Based on the considerations indicated above, in 2010, the Compensation Committee reduced the number of shares underlying the stock option award for each named executive officer by approximately 22%, with the exception of Messrs. Phillips and Peña whose stock option awards were reduced by approximately 16% to better align their long-term equity incentive compensation with that of similarly situated officers at our peer companies based on the survey data discussed under “Benchmarking” above. Although the number of shares underlying the stock option award for each named executive officer was reduced, the aggregate grant date fair value of the stock option awards for the named executive officers increased in 2010 due to an increase in the Company’s stock price. The Compensation Committee felt that the increase in the fair market value of the 2010 equity incentive awards was appropriate, both in an effort to further align the named executive officers’ interests with the Company’s shareholders, and in recognition of the other components of compensation that were granted in 2009. Stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant.

Long-Term Incentive Restricted Stock Awards

The 2010 long-term incentive restricted stock award is based on the Company’s performance in three metrics (EBITDA growth, EBITDA return on capital invested, and total shareholder return growth) relative to the performance of a peer group for the period beginning January 1, 2008 and ending December 31, 2010.

The peer group consisted of the following: Nabors Industries, Helmerich & Payne, Patterson-UTI Energy, Bronco Drilling Company, Union Drilling, Parker Drilling Company, Superior Energy Services, Key Energy Services, Basic Energy Services, and Complete Production Services. The companies in this peer group were selected because their business correlates most directly with ours and thus these companies provide an appropriate comparison for the performance metrics (as compared with our benchmarking peer companies that were selected based on shared industry and similar levels of market capitalization, enterprise value, assets and revenue and provide a more appropriate comparison for determining executive compensation).

The 2010 target long-term incentive restricted stock award opportunity for each named executive officer was as follows (expressed as the number of restricted stock units awarded):

Name	Target Long-Term Incentive Restricted Stock Award
Wm. Stacy Locke	42,900
Lorne E. Phillips	17,800
Franklin C. West	22,000
Joseph B. Eustace	12,700
Carlos R. Peña	12,500

After the three-year performance period, the Company’s performance in each of the three metrics was compared against the peer group companies, and a percentage for each of the three metrics was assigned based on the Company’s ranking among its peers:

Company Ranking	Metric Percentage
<25th Percentile	0%
25th Percentile	25%
50th Percentile	100%
90th Percentile	200%

The Company achieved the following performance relative to the peer group companies over the three-year performance period:

Performance Measure	Company Ranking	Metric Percentage
EBITDA Growth	70%	150%
EBITDA Return on Capital Invested	40%	70%
Total Shareholder Return Growth	30%	40%

The average of the three metric percentages was then multiplied by the target long-term incentive restricted stock award amount to determine the number of shares of restricted stock awarded. The resulting number of shares of restricted stock awarded for each of the named executive officers was as follows:

Name	Number of Shares of Restricted Stock Awarded
Wm. Stacy Locke	37,194
Lorne E. Phillips	15,433
Franklin C. West	19,074
Joseph B. Eustace	11,011
Carlos R. Peña	10,838

The shares of restricted stock awarded vest in three annual installments beginning in April 2011. At the present time, we have not paid or declared any dividends on our common stock. Should we declare dividends in the future, recipients of a long-term incentive restricted stock award would not receive dividends on any shares of restricted stock during the three-year performance period. However, during the three-year vesting period, recipients would receive dividends on the shares of restricted stock actually awarded based on achievement of the performance measures.

As of February 2010, the Compensation Committee allocated between 43% and 52% of each named executive officer’s total direct compensation to long-term equity incentive awards. The Compensation Committee has determined that these percentages allow us to provide a competitive base salary and annual cash incentive compensation while still motivating the named executive officers to make decisions that result in long-term shareholder value. The Compensation Committee allocated a higher percentage (52%) of Mr. Locke’s total direct compensation to long-term equity incentive awards because the Compensation Committee believes that his position uniquely allows him to influence the financial performance of the Company and, accordingly, his compensation should be more closely tied to the Company’s stock performance results. The Compensation Committee allocated approximately 43% to 48% of the other named executive officers’ targeted total direct compensation to long-term incentive awards.

The Compensation Committee approves, and recommends to the board of directors for approval, all grants of equity compensation to Company employees, including the named executive officers. During the fiscal year ended December 31, 2010, equity awards were made to approximately 45 employees, including the named executive officers, or about 2% of total employees. We do not have a program, plan or practice to time our long-term equity incentive awards in coordination with the release of material, non-public information. In the event that material non-public information becomes known to the Compensation Committee prior to granting long-term equity incentive awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the long-term equity incentive award in order to avoid any impropriety.

After the 2010 salary increase for one named executive officer took effect and the long-term equity incentive awards were made for the fiscal year ended December 31, 2010, individual named executive officer total direct compensation ranged between the 25th and 75th percentile of the survey data.

Long-Term Cash Incentive Compensation

During the 2009 fiscal year, the Compensation Committee granted a long-term cash incentive award to each of our named executive officers under our 2007 Incentive Plan. One component of the 2009 long-term cash incentive award was exclusively time-based; the other component was performance-based. Under the time-based component of the 2009 long-term cash incentive award, the named executive officers will receive cash payments on April 30, 2011 and April 30, 2012 depending on their continued employment with the Company. Under the performance-based component of the 2009 long-term cash incentive award, the named executive officers will receive a cash payment on April 30, 2011 and April 30, 2012, based on the Company’s performance over a two-year performance period relative to a peer group of companies and depending on the named executive officers’ continued employment with the Company. Because the 2009 long-term cash incentive award was granted during the 2009 fiscal year, the Company considers it part of 2009 compensation. The Company did not grant the named executive officers a long-term cash incentive award in 2010.

In general, for the time-based component of the 2009 long-term cash incentive award, if the participant remains employed with the Company through April 30, 2011, the participant will receive 50% of the time-based award amount on that date, and if the participant remains employed with the Company through April 30, 2012, the participant will receive the remaining 50% of the time-based award amount on that date. The time based-award amounts for each of the named executive officers are as follows:

Name	Time-Based Award Amount April 30, 2011	Time-Based Award Amount April 30, 2012
Wm. Stacy Locke	$117,000	$117,000
Lorne E. Phillips	$44,750	$44,750
Franklin C. West	$60,500	$60,500
Joseph B. Eustace	$34,250	$34,250
Carlos R. Peña	$31,000	$31,000

For the performance-based component of the 2009 long-term cash incentive award, the Company’s performance in three metrics (EBITDA growth, EBITDA return on capital invested, and total shareholder return growth) was compared to a peer group for the period from January 1, 2009 to December 31, 2010. The peer group consisted of the following: Nabors Industries, Helmerich & Payne, Patterson-UTI Energy, Bronco Drilling Company, Union Drilling, Parker Drilling Company, Superior Energy Services, Key Energy Services, Basic Energy Services, and Complete Production Services. The companies in this peer group were selected because their business correlates most directly with ours and thus these companies provide an appropriate comparison for the performance metrics (as compared with our benchmarking peer companies that were selected based on shared industry and similar levels of market capitalization, enterprise value, assets and revenue and provide a more appropriate comparison for determining executive compensation).

The target performance-based award opportunity for each named executive officer was as follows:

Name	Target Performance-based Award Opportunity
Wm. Stacy Locke	$234,000
Lorne E. Phillips	$89,500
Franklin C. West	$121,000
Joseph B. Eustace	$68,500
Carlos R. Peña	$62,000

After the two-year performance period, the Company’s performance in each of the three metrics was compared against the peer group companies, and a percentage for each of the three metrics was assigned based on the Company’s ranking among its peers:

Company Ranking	Metric Percentage
<25th Percentile	0%
25th Percentile	25%
50th Percentile	100%
90th Percentile	200%

The Company achieved the following performance relative to the peer group companies over the two-year performance period:

Performance Measure	Company Ranking	Metric Percentage
EBITDA Growth	30%	40%
EBITDA Return on Capital Invested	50%	100%
Total Shareholder Return Growth	40%	70%

The average of the three metric percentages was then multiplied by the target performance-based award opportunity to determine the final amount of the performance-based award. The resulting performance-based award amount for each of the named executive officers was as follows:

Name	Performance-based Award Amount
Wm. Stacy Locke	$163,800
Lorne E. Phillips	$62,650
Franklin C. West	$84,700
Joseph B. Eustace	$47,950
Carlos R. Peña	$43,400

In general, if the participant remains employed with the Company through April 30, 2011, the participant will receive 50% of the performance-based award amount on that date, and if the participant remains employed with the Company through April 30, 2012, the participant will receive the remaining 50% of the performance-based award amount on that date.

Additional Information

Health, Welfare and Retirement Benefits

Besides being a common component of compensation, health, welfare and retirement benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with us. These benefits help us to be competitive in attracting and retaining employees. Benefits help to keep employees focused on job performance without major distractions related to paying for health care, adequate savings for retirement and similar issues.

We offer a standard range of health and welfare benefits to substantially all U.S. employees, including the named executive officers. These benefits include medical, prescription drug and dental coverage, and life and accidental death and dismemberment insurance. In addition, long-term disability insurance benefits and optional short-term coverage is available to all employees.

We offer a defined contribution 401(k) plan to substantially all of our U.S. employees. The participants may contribute, on a pretax basis, any amount of their base salary and cash incentive compensation, up to a limit imposed under the Internal Revenue Code. From January 2009 through March 2009, we made matching contributions, up to a limit imposed under the Internal Revenue Code, with respect to these employee pretax contributions equal to 50% of the contributions made by a participating employee of the first 6% of the employee’s compensation. We suspended Company matching contributions from March 2009 through March 2010 due to the unusually difficult financial environment. We reinstated Company matching contributions beginning on April 1, 2010. Under this matching scheme, employees become fully vested in employer contributions after five years of employment and are ratably vested prior to that time. The Summary Compensation Table reflects our contributions to the 401(k) Plan for each named executive officer.

Perquisites

We provide a limited number of perquisites to certain executive officers and key employees. Those perquisites primarily consist of car allowances, life insurance premiums and Petroleum Club dues. The life insurance policy pays the beneficiary an amount equal to the applicable named executive officer’s annual salary up to a maximum of $300,000. During 2010, we paid country club membership dues for one named executive officer. Effective December 31, 2010, the Compensation Committee adopted a policy to no longer provide country club memberships as a perquisite to our named executive officers. Because Mr. Phillips’ Employment Letter Agreement provided that the Company would pay Mr. Phillips’ monthly dues at a golf club, the Compensation Committee agreed to provide Mr. Phillips a one-time, lump sum cash payment of $30,000 to partially mitigate the elimination of this benefit. The All Other Compensation column of the Summary Compensation Table shows the value of perquisites we provided to the named executive officers during the fiscal year ended December 31, 2010.

Stock Ownership Guidelines

In order to encourage the acquisition and retention of our common stock by our named executive officers to further align their economic interests with those of our shareholders and to focus our executives on the long-term sustained appreciation of our common stock, our compensation committee and our board of directors have adopted tiered guidelines requiring our current named executive officers to own a specified amount of our common stock equal to a specified multiple of their annual base salary. The ownership target is to be acquired no later than the December 31 following the fifth anniversary of the executive’s commencement of employment with the Company, or by December 31, 2013 for any executive employed as of May 17, 2008. The ownership target for the chief executive officer equals the value of three times his or her annual base salary. The ownership target for the other named executive officers equals two times such named executive officer’s annual base salary. For purposes of this calculation, unvested restricted stock and restricted stock units may be counted toward the applicable ownership requirement. As of March 31, 2011, Mr. Locke, Mr. Phillips and Mr. West have fully met their stock ownership requirements. Mr. Eustace and Mr. Peña have until December 31, 2013 to meet their ownership targets.

Compensation Considerations for Fiscal Year 2011

In the second half of 2010, the Compensation Committee solicited proposals for compensation consulting from our incumbent consultant, Stone Partners, as well as three other compensation consulting firms. The Committee selected Pearl Meyers Partners to work with for 2011 based on their experience with similarly situated companies within our industry, especially those companies with mixed drilling and production services offerings.

The Compensation Committee believes that stock option grants and restricted stock awards continue to constitute the best long-term award vehicles and that certain elements of compensation should be based on Company performance. In early 2010, the Committee decided not to award performance-based long-term cash awards to the named executive officers and instead to award performance-based restricted stock units. For 2011, the performance-based restricted stock unit awards will have a performance period beginning January 1, 2011 and ending December 31, 2013. The awards will fully vest within 30 days of determination of the performance results.

At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who enters the Key Executive Severance Plan after March 30, 2011 will not be entitled to any excise tax gross-up payments.

The Compensation Committee will continue to review our compensation programs and make appropriate modifications to discourage risky short-term behavior and reward consistent and longer-term performance that correlates with shareowner value.

Role of Executive Officers in Setting Compensation

The Chief Executive Officer provides input into the Compensation Committee’s meeting agendas, including background information regarding our strategic objectives, suggestions on annual performance targets and reports on his evaluations of the other officers. He makes compensation recommendations for the other officers with respect to base salary increases, annual cash incentives and annual equity incentives that are then reviewed by the Compensation Committee. The Chief Financial Officer evaluates the financial implications of any Compensation Committee action. However, all final decisions regarding the compensation of the named executive officers are made by the Compensation Committee.

The Compensation Committee meetings are attended by the Compensation Committee members and, as needed, by other directors, the Chief Executive Officer, the Chief Financial Officer, the Global Director of Human Resources and outside advisors, including our compensation consultant. The Compensation Committee regularly meets in executive session without any members of management present.

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction for annual compensation paid to a public company’s Chief Executive Officer and its next three most highly compensated executive officers, excluding the Chief Financial Officer, to $1,000,000. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Stock option awards granted under our 2007 Incentive Plan and other equity compensation plans have been structured to qualify as performance-based. The Compensation Committee’s intent is to design compensation awards that will be deductible without limitation where doing so will further the purposes of our executive compensation program. The Compensation Committee will, however, take into consideration the various other factors described in this Compensation Discussion and Analysis, together with Section 162(m) considerations in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible. All compensation paid to the named executive officers in 2010 was deductible under Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the management of Pioneer Drilling Company, and, based on such review and discussions, the Compensation Committee recommended to the board of directors of Pioneer Drilling Company that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Dean A. Burkhardt John Michael Rauh C. John Thompson Scott D. Urban, Chairman

The information above in the Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

The following table presents information concerning compensation for all services rendered to us in all capacities during the fiscal years ended December 31, 2010, 2009, and 2008, by each individual who served as our principal executive officer or principal financial officer during these fiscal years and our other executive officers (collectively, the “named executive officers”).

Name and Principal Position	Fiscal Year Ended (1)	Salary	Option Awards (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (1) (4)	All Other Compensation (5)	Total
Wm. Stacy Locke	December 31, 2010	$550,000	$933,616	$329,539	$898,601	$20,619	$2,732,375
Director, President and Chief Executive Officer	December 31, 2009	$550,000	$494,680	$180,864	$132,000	$25,869	$1,383,413
	December 31, 2008	$523,077	$1,246,158	$486,495	$891,519	$22,939	$3,170,188

Lorne E. Phillips	December 31, 2010	$320,000	$387,209	$136,736	$328,250	$50,305	$1,222,500
Executive Vice President and Chief Financial Officer (6)	December 31, 2009	$284,308	$444,318	$69,120	$48,000	$225,253	$1,070,999
	December 31, 2008	—	—	—	—	—	—

Franklin C. West	December 31, 2010	$395,000	$478,106	$168,996	$360,491	$23,419	$1,426,012
Executive Vice President and President of Drilling Services Division	December 31, 2009	$395,000	$251,532	$92,160	$59,250	$25,869	$823,811
	December 31, 2008	$388,269	$643,848	$256,050	$432,028	$22,939	$1,743,134

Joseph B. Eustace	December 31, 2010	$280,000	$275,527	$97,557	$247,866	$22,819	$923,769
Executive Vice President and President of Production Services Division	December 31, 2009	$280,000	$144,630	$53,377	$42,000	$24,987	$544,994
	December 31, 2008	$209,828	$373,848	$143,388	$153,391	$12,139	$892,594

Carlos R. Peña	December 31, 2010	$257,500	$272,176	$96,025	$257,125	$14,850	$897,676
Senior Vice President, General Counsel and Secretary (6)	December 31, 2009	$225,962	$132,054	$46,080	$33,750	$14,850	$452,696
	December 31, 2008	$35,481	$37,746	—	$35,322	—	$108,549

(1)	Non-equity incentive plan compensation for the fiscal year ended December 31, 2008 includes annual cash incentive compensation for both Plan Year 08-A and Plan Year 08-B as summarized in the following table:

Name	Plan Years		Non-Equity Incentive Plan Compensation
Wm. Stacy Locke	Plan Year 08-A	(April 1, 2007 to March 31, 2008)	$368,011
	Plan Year 08-B	(April 1, 2008 to December 31, 2008)	523,508

			$891,519
Franklin C. West	Plan Year 08-A	(April 1, 2007 to March 31, 2008)	$198,367
	Plan Year 08-B	(April 1, 2008 to December 31, 2008)	233,661

			$432,028
Joseph B. Eustace	Plan Year 08-A	(April 1, 2007 to March 31, 2008)	$—
	Plan Year 08-B	(April 1, 2008 to December 31, 2008)	153,391

			$153,391
Carlos R. Peña	Plan Year 08-A	(April 1, 2007 to March 31, 2008)	$—
	Plan Year 08-B	(April 1, 2008 to December 31, 2008)	35,322

			$35,322

In December 2007, our board of directors approved a change in our fiscal year end from March 31 to December 31. The fiscal year end change was effective December 31, 2007 and resulted in a nine month financial reporting period from April 1, 2007 to December 31, 2007. However, the Compensation Committee did not change the previously determined amounts for cash incentive compensation target levels for our executive officers for the twelve month period from April 1, 2007, to March 31, 2008 (“Plan Year 08-A”). Accordingly, the relevant performance measures for determination of annual cash incentive compensation amounts for Plan Year 08-A were not satisfied during the 2007 fiscal year but rather during the fiscal year ended December 31, 2008. The Compensation Committee thus awarded annual cash incentive compensation for Plan Year 08-A to our named executive officers on August 23, 2008, and these amounts are reported as non-equity incentive plan compensation paid during the fiscal year ended December 31, 2008. The relevant performance measures for determination of annual cash incentive compensation amounts for the nine month period from April 1, 2008, to December 31, 2008 (“Plan Year 08-B”) were also satisfied during the fiscal year ended December 31, 2008, so these amounts are also reported as non-equity incentive plan compensation paid during the fiscal year ended December 31, 2008. Consequently, the Summary Compensation Table and related explanatory tables include annual cash incentive compensation for both Plan Year 08-A and Plan Year 08-B as summarized in the table above.

(2)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the option awards granted to the named executive officers during the respective fiscal year, computed in accordance with ASC Topic 718, Stock Compensation, except that no assumption for forfeitures was included. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010. Please see the “Grants of Plan-Based Awards Table” for information regarding the option awards we granted during the fiscal year ended December 31, 2010.
(3)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of the restricted stock awards granted to the named executive officers during the respective fiscal year, computed in accordance with ASC Topic 718, Stock Compensation, except that no assumption for forfeitures was included. The amounts shown for 2010 represent the final award payable in shares of restricted stock based on the Company’s achievement, relative to a peer group, of specified performance metrics during the three-year performance period, as described under “Compensation Discussion and Analysis—Long-Term Incentive Restricted Stock Awards”. The shares of restricted stock reported for 2010 will vest in three annual installments beginning in April 2011.

For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010. Please see the “2010 Grants of Plan-Based Awards Table” for information regarding the long-term incentive restricted stock awards we granted during the fiscal year ended December 31, 2010.

(4)	Non-equity incentive plan compensation for the fiscal year ended December 31, 2010 includes both:

(1) annual cash incentive compensation granted during 2010 and described above under “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” in the following amounts:

Name	Total
Wm. Stacy Locke	$734,801

Lorne E. Phillips	$265,600

Franklin C. West	$275,791

Joseph B. Eustace	$199,916

Carlos R. Peña	$213,725

and

(2) the performance-based component of the long-term cash incentive award granted during 2009, but earned in 2010, as described above under “Compensation Discussion and Analysis—Long-term Cash Incentive Compensation” in the following amounts:

Name	Performance-based Award Amount
Wm. Stacy Locke	$163,800

Lorne E. Phillips	$62,650

Franklin C. West	$84,700

Joseph B. Eustace	$47,950

Carlos R. Peña	$43,400

For the performance-based component of the long-term cash incentive award, the Company’s performance in three metrics was compared to a peer group for the period from January 1, 2009 to December 31, 2010, which resulted in a final award amount equal to 70% of the target amount. In general, if the named executive officer remains employed with the Company, the award will be paid in two equal installments on April 30, 2011 and 2012.

(5)	The amounts shown in the “All Other Compensation” column for fiscal year ended December 31, 2010 are noted in the table below. Amounts shown in the “Other” column represent life insurance premiums and club dues paid by us on behalf of the named executive officers. The “Other” column also reflects the one-time, lump sum cash payment of $30,000 to Mr. Phillips to partially mitigate the elimination of his club membership allowance effective as of December 31, 2010, as described under “Compensation Discussion and Analysis—Perquisites”.

Name	Auto Allowance	401K Matching Contributions	Other	Total
Wm. Stacy Locke	$14,400	$4,550	$1,669	$20,619

Lorne E. Phillips	$14,400	$5,410	$30,495	$50,305

Franklin C. West	$14,400	$7,350	$1,669	$23,419

Joseph B. Eustace	$14,400	$6,786	$1,633	$22,819

Carlos R. Peña	$14,400	—	$450	$14,850

(6)	Lorne E. Phillips was appointed Chief Financial Officer on February 1, 2009 and Carlos R. Peña was appointed General Counsel on October 27, 2008.

2010 Grants of Plan-Based Awards

The following table summarizes information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2010:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Wm. Stacy Locke	2/2/2010	$132,000	$440,000	$880,000	—	—	—	—	—	—
	2/2/2010	—	—	—	5,706	42,900	85,800	—	—	$380,094
	2/2/2010	—	—	—	—	—	—	181,800	$8.86	$933,616

Lorne E. Phillips	2/2/2010	$48,000	$160,000	$320,000	—	—	—	—	—	—
	2/2/2010	—	—	—	2,367	17,800	35,600	—	—	$157,708
	2/2/2010	—	—	—	—	—	—	75,400	$8.86	$387,209

Franklin C. West	2/2/2010	$59,250	$197,500	$395,000	—	—	—	—	—	—
	2/2/2010	—	—	—	2,926	22,000	44,000	—	—	$194,920
	2/2/2010	—	—	—	—	—	—	93,100	$8.86	$478,106

Joseph B. Eustace	2/2/2010	$42,000	$140,000	$280,000	—	—	—	—	—	—
	2/2/2010	—	—	—	1,689	12,700	25,400	—	—	$112,522
	2/2/2010	—	—	—	—	—	—	53,600	$8.86	$275,257

Carlos R. Peña	2/2/2010	$38,625	$128,750	$257,500	—	—	—	—	—	—
	2/2/2010	—	—	—	1,663	12,500	25,000	—	—	$110,750
	2/2/2010	—	—	—	—	—	—	53,000	$8.86	$272,176

(1)	The amounts shown reflect grants of awards under our cash-incentive plan during the fiscal year ended December 31, 2010. In February 2010, our Compensation Committee approved target cash-incentive award levels, expressed as a percentage of the officer’s base salary, Company performance measures, and the performance measure weighting for the purpose of determining the amount to be paid under the cash-incentive plan to each officer for the fiscal year ended December 31, 2010. The amount shown in the “target” column represents the target amount payable, based on percentage of each named executive officer’s base salary for such period. The target percentages were 80% for Mr. Locke, 50% for Mr. Phillips, 50% for Mr. West, 50% for Mr. Eustace and 50% for Mr. Peña. The amount shown in the “maximum” column represents the maximum amount payable under the cash-incentive plan, which is 200% of the target amounts shown for each of the named executive officers. The amount shown in the “threshold” column represents the amount payable under the cash-incentive plan if only the minimum level of Company performance is attained, which is 30% of the target amount shown for all named executive officers. Please see “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” for more information regarding our cash-incentive plan and performance measures.
(2)	The amounts shown reflect grants during the fiscal year ended December 31, 2010 of long-term incentive restricted stock awards for the performance period covering fiscal years 2008, 2009 and 2010 made pursuant to our 2007 Incentive Plan. The awards will be payable in shares of restricted stock based on our achievement, relative to a peer group, of specified performance metrics (Adjusted EBITDA growth, Adjusted EBITDA return on capital invested, and total shareholder return). If earned, the shares of restricted stock will vest in three annual installments beginning in April 2011. Please see “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” for more information regarding the long-term incentive restricted stock awards.
(3)	All long-term incentive restricted stock awards and stock option awards during the year ended December 31, 2010 were granted from our 2007 Incentive Plan.
(4)

The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair value of each respective equity award computed in accordance with ASC Topic 718, Stock Compensation, except that no assumptions for forfeitures were included. The grant date fair value of the long-term incentive restricted stock award is calculated based on the target number of restricted shares to be awarded. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010.

2010 Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning stock options and restricted stock held by the named executive officers which were outstanding as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (26)
Wm. Stacy Locke	50,000	—		$3.67	11/19/2013	—		—
	98,000	—		$14.58	8/17/2015	—		—
	120,000	—		$14.54	6/4/2016	—		—
	200,000	—		$14.07	5/13/2017	—		—
	120,000	60,000	(1)	$17.07	8/27/2018	9,500	(15)	$83,695
	78,666	157,334	(2)	$3.84	3/1/2019	31,400	(16)	$276,634
	—	181,800	(3)	$8.86	2/1/2020	37,194	(17)	$327,679

Lorne E. Phillips	33,333	66,667	(4)	$4.73	2/1/2019	—		—
	30,000	60,000	(5)	$3.84	3/1/2019	12,000	(18)	$105,720
	—	75,400	(6)	$8.86	2/1/2020	15,433	(19)	$135,965

Franklin C. West	180,000	—		$3.00	12/19/2011	—		—
	100,000	—		$4.77	1/4/2014	—		—
	300,000	—		$9.53	1/9/2015	—		—
	62,000	31,000	(1)	$17.07	8/27/2018	5,000	(15)	$44,050
	40,000	80,000	(7)	$3.84	3/1/2019	16,000	(20)	$140,960
	—	93,100	(8)	$8.86	2/1/2020	19,074	(21)	$168,042

Joseph B. Eustace	56,667	28,333	(9)	$13.57	3/2/2018	—		—
	36,000	18,000	(1)	$17.07	8/27/2018	2,800	(15)	$24,668
	23,000	46,000	(10)	$3.84	3/1/2019	9,267	(22)	$81,642
	—	53,600	(11)	$8.86	2/1/2020	11,011	(23)	$97,007

Carlos R. Peña	10,000	5,000	(12)	$5.51	10/26/2018	—		—
	21,000	42,000	(13)	$3.84	3/1/2019	8,000	(24)	$70,480
	—	53,000	(14)	$8.86	2/1/2020	10,838	(25)	$95,483

(1)	The indicated options are scheduled to vest on August 28, 2011.
(2)	Of the indicated options, 78,667 shares vested on March 2, 2011 and 78,667 are scheduled to vest on March 2, 2012.
(3)	Of the indicated options, 60,600 shares vested on February 2, 2011 and installments of 60,600 each are scheduled to vest on February 2, 2012 and 2013.
(4)	Of the indicated options, 33,333 shares vested on February 2, 2011, and 33,334 shares are scheduled to vest on February 2, 2012.
(5)	Of the indicated options, 30,000 shares vested on March 2, 2011 and 30,000 shares are scheduled to vest on March 2, 2012.
(6)	Of the indicated options, 25,133 shares vested on February 2, 2011 and installments of 25,133 and 25,134 shares are scheduled to vest on February 2, 2012 and 2013.

(7)	Of the indicated options, 40,000 shares vested on March 2, 2011 and 40,000 shares are scheduled to vest on March 2, 2012.
(8)	Of the indicated options, 31,033 shares vested on February 2, 2011 and installments of 31,033 and 31,034 shares are scheduled to vest on February 2, 2012 and 2013.
(9)	The indicated options vested on March 3, 2011.
(10)	Of the indicated options, 23,000 shares vested on March 2, 2011 and 23,000 shares are scheduled to vest on March 2, 2012.
(11)	Of the indicated options, 17,866 shares vested on February 2, 2011 and installments of 17,867 shares each are scheduled to vest on February 2, 2012 and February 2, 2013.
(12)	The indicated options are scheduled to vest on October 27, 2011.
(13)	Of the indicated options, 21,000 shares vested on March 2, 2011 and 21,000 shares are scheduled to vest on March 2, 2012.
(14)	Of the indicated options, 17,667 shares vested on February 2, 2011 and installments of 17,667 shares and 17,666 shares are scheduled to vest on February 2, 2012 and 2013.
(15)	The indicated shares of restricted stock are scheduled to vest on August 28, 2011.
(16)	Of the indicated shares of restricted stock, 15,700 vested on March 2, 2011 and 15,700 shares are scheduled to vest on March 2, 2012.
(17)	Represents a long-term incentive restricted stock award granted in fiscal 2010, adjusted based on actual achievement by the Company, relative to a peer group, of specified performance metrics during the fiscal years 2008, 2009 and 2010. Achievement on the performance metrics was 86.7% of target for this performance period. The indicated shares of restricted stock are scheduled to vest in installments of 12,398 shares each on April 30, 2011, April 30, 2012 and April 30, 2013.
(18)	Of the indicated shares of restricted stock, 6,000 shares vested on March 2, 2011 and 6,000 shares are scheduled to vest on March 2, 2012.
(19)	Represents a long-term incentive restricted stock award granted in fiscal 2010, adjusted based on actual achievement by the Company, relative to a peer group, of specified performance metrics during the fiscal years 2008, 2009 and 2010. Achievement on the performance metrics was 86.7% of target for this performance period. The indicated shares of restricted stock are scheduled to vest in installments of 5,144 shares each on April 30, 2011 and April 30, 2012, and 5,145 shares on April 30, 2013.
(20)	Of the indicated shares of restricted stock, 8,000 shares vested on March 2, 2011 and 8,000 shares are scheduled to vest on March 2, 2012.
(21)	Represents a long-term incentive restricted stock award granted in fiscal 2010, adjusted based on actual achievement by the Company, relative to a peer group, of specified performance metrics during the fiscal years 2008, 2009 and 2010. Achievement on the performance metrics was 86.7% of target for this performance period. The indicated shares of restricted stock are scheduled to vest in installments of 6,358 shares each on April 30, 2011, April 30, 2012 and April 30, 2013.
(22)	Of the indicated shares of restricted stock, 4,633 shares vested on March 2, 2011, and 4,634 shares are scheduled to vest on March 2, 2012.
(23)	Represents a long-term incentive restricted stock award granted in fiscal 2010, adjusted based on actual achievement by the Company, relative to a peer group, of specified performance metrics during the fiscal years 2008, 2009 and 2010. Achievement on the performance metrics was 86.7% of target for this performance period. The indicated shares of restricted stock are scheduled to vest in installments of 3,670 shares each on April 30, 2011 and April 30, 2012, and 3,671 shares on April 30, 2013.
(24)	Of the indicated shares of restricted stock, 4,000 shares vested on March 2, 2011 and 4,000 shares are scheduled to vest on March 2, 2012.
(25)	Represents a long-term incentive restricted stock award granted in fiscal 2010, adjusted based on actual achievement by the Company, relative to a peer group, of specified performance metrics during the fiscal years 2008, 2009 and 2010. Achievement on the performance metrics was 86.7% of target for this performance period. The indicated shares of restricted stock are scheduled to vest in installments of 3,613 shares each on April 30, 2011 and April 30, 2012, and 3,612 shares on April 30, 2013.
(26)	The market value of the shares of restricted stock that have not vested is based on the closing price of Pioneer Drilling Company common stock on December 31, 2010 of $8.81 per share.

2010 Option Exercises and Stock Vested

The following table provides additional information about stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, during the fiscal year ended December 31, 2010, by the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Wm. Stacy Locke	37,000	$89,930	25,200	$162,939
Lorne E. Phillips	—	—	6,000	$42,120
Franklin C. West	—	—	13,000	$83,910
Joseph B. Eustace	—	—	7,433	$48,064
Carlos R. Peña	—	—	4,000	$28,080

POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL

The Compensation Committee views change in control and non-change in control severance protection for officers as a necessary part of compensation to remain competitive in the market. A substantial portion of oilfield service companies provide such benefits. While the Compensation Committee recognizes there are variation in types, amounts, eligibility requirements and other terms and conditions among companies, the Compensation Committee believes that the aggregate potential value remains competitive and does not significantly vary from similar programs at peer group companies.

In 2009, the Company adopted a new Long-Term Disability Plan. This plan is available to all U.S. salaried employees and other full-time active employees and does not discriminate in scope, terms or operation, in favor of the named executive officers. In the event an employee has been disabled for more than 180 days, the Long-Term Disability Plan generally provides for payment of 60% of an employee’s base salary up to a maximum monthly benefit of $7,000 until the earlier of the employee reaching standard retirement age as determined by the Social Security Administration or the employee’s death.

Key Executive Severance Plan

The following is a brief description of the material terms and conditions of our Key Executive Severance Plan (the “KESP”).

Participation in the KESP is limited to our key executives who are considered to be senior management employees by the Compensation Committee and who are designated by the Compensation Committee, in its sole discretion, as participants in the KESP. The Compensation Committee, upon twelve months’ written notice, may also terminate an employee’s participation in the KESP; however, an individual participating immediately prior to a change in control may not be removed from participation in the KESP prior to the date which is two years following the date of the “change in control” of Pioneer (as defined below). Participants in the KESP will be designated by the Compensation Committee as either “Level I,” “Level II” or “Level III” participants, or as other participants. With regard to our named executive officers, Mr. Locke is designated as a Level I participant, Mr. West, Mr. Eustace, Mr. Peña and Mr. Phillips are designated as Level II participants.

In the event of an “involuntary termination” prior to a change in control of Pioneer and subject to certain conditions, including the requirement that a KESP participant execute an acceptable waiver and release of claims, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 200% of the participant’s annual base salary and annual target bonus, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. A Level III participant will receive (1) a lump-sum cash payment equal to 100% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 50% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within six months, and (3) continued life insurance and medical benefits coverage for six months. An “involuntary termination” means the termination of the participant’s employment (1) for any reason other than cause, death or disability or (2) by the participant for good reason, as defined in the KESP.

“Cause” means (1) with respect to any Level I or Level II Participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates or (D) refusal to perform his or her duties, as specified in any written agreement between the participant and Pioneer or in any specific directive adopted by a majority of the members of the board of directors at a meeting of the board of directors that is consistent with the participant’s status as an executive officer of the Company; and (2) with respect to any Level III or other participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates, (D) failure to follow the instructions of the board of directors (in either case, as approved by a majority of the members of such board of directors at a meeting of such board of directors) or any supervising or executive officer of Pioneer or any of its affiliates or (E) unacceptable performance, gross negligence or willful misconduct with respect to his or her duties to Pioneer or any of its affiliates.

“Good reason” for the participant to terminate his or her employment means, prior to the effective date of a change in control, the occurrence (without the participant’s written consent) of any of the following: (1) a reduction in the participant’s base salary or total compensation except for an across-the-board reduction similarly affecting all senior executives of Pioneer and all senior executives of any person in control of Pioneer; (2) failure by Pioneer to pay any portion of the participant’s compensation within fourteen days of the date it is due or any other material breach of a contract with the participant by Pioneer which is not remedied by Pioneer within 5 business days after the participant’s written notice to Pioneer of such breach; or (3) Pioneer’s failure to maintain a participant’s employment without material diminution in the participant’s duties and responsibilities, and such failure is not cured by Pioneer within 5 business days after the participant’s written notice to Pioneer of such failure. After the effective date of a change in control, “good reason” shall also include any of (4)-(9) below unless, in the case of any of (5), (7), (8), or (9), such act or failure is corrected within five business days following the giving of written notice of good reason by the participant, and in the case of (6) below, such act is not objected to in writing by the participant within fourteen days after notification thereof: (4) after a change in control, the determination by the participant, in his or her sole and absolute discretion, that the business philosophy or policies of Pioneer or its successor or the implementation thereof is not compatible with those of the participant; (5) the assignment to the participant of duties inconsistent with his or her status as an executive officer of Pioneer or a meaningful alteration, adverse to the participant, in the nature or status of his or her responsibilities (other than reporting responsibilities) from those in effect immediately prior to a change in control, including, without limitation, a material reduction in the budget for which the participant is responsible; (6) failure by Pioneer to continue in effect any compensation plan in which the participant participates immediately prior to a change in control that is material to the participant’s compensation, unless an equitable arrangement has been made with the participant with respect to such plan; (7) failure by Pioneer to continue the participant’s participation in a plan described in (6) above or a substitute or alternative plan on a basis not materially less favorable to the participant than as existed at the time of a change in control; (8) failure by Pioneer to continue to provide the participant with benefits substantially similar to those enjoyed by the participant prior to a change in control; or (9) a requirement by Pioneer that the participant relocate his or her residence outside the metropolitan area in which the participant was based immediately prior to a change in control, or a move of the participant’s principal business location more than 45 miles from the participant’s previous principal business location. The participant’s continued employment shall not of itself constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting good reason under the KESP.

Upon a change in control of Pioneer, all participants will be entitled to full vesting of all options, restricted stock and other equity awards. Upon an involuntary termination within two years following the effective date of a change in control, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 300% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life and medical benefits coverage at active employee rates for 18 months. A Level III participant will receive (1) a lump-sum cash payment equal to 200% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 150% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Furthermore, a terminated participant who is unable to sell securities on the open market may require the surviving entity to acquire any vested equity awards or any shares acquired pursuant to equity awards at a price equal to the then fair market value for such shares; such right must be exercised prior to twelve months after the participant’s involuntary termination within two years after the change in control.

A “change in control” shall conclusively be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(1) any person, (other than (A) Pioneer; (B) any affiliate of Pioneer; (C) any employee benefit plan of Pioneer or of any affiliate and any person organized, appointed or established by Pioneer for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Pioneer or any affiliate of Pioneer; or (D) any corporation or other entity owned, directly or indirectly, by the shareholders of Pioneer in substantially the same proportions as their ownership of capital stock of Pioneer) is or becomes the beneficial owner of voting stock of Pioneer (not including in the securities beneficially owned by such person any securities acquired directly from Pioneer after the date the KESP first became effective) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; provided, however, that a change of control will not be deemed to occur under this paragraph (1) if a person becomes the beneficial owner of voting stock of Pioneer representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding solely as a result of a reduction in the number of shares of voting stock of Pioneer outstanding which results from Pioneer’s repurchase of voting stock of Pioneer, unless and until such time as that person or any affiliate or associate of that person purchases or otherwise becomes the beneficial owner of additional shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding, or any other person (or persons) who is (or collectively are) the beneficial owner of shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding becomes an affiliate or associate of that person, unless, in either such case, that person, together with all its affiliates and associates, is not then the beneficial owner of voting stock of Pioneer representing 40% or more of the voting stock of Pioneer then outstanding;

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on the date the KESP first became effective, constitute the board of directors; and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of Pioneer) whose appointment or election by the board of directors of Pioneer or nomination for election by Pioneer’s shareholders was approved or recommended by a majority vote of the directors then still in office who either were directors on the date the KESP first became effective or whose appointment, election or nomination for election was previously so approved or recommended;

(3) there is consummated a merger or consolidation of Pioneer or any parent or direct or indirect subsidiary of Pioneer with or into any other corporation, other than: (A) a merger or consolidation which results in the voting stock of Pioneer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of Pioneer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of Pioneer (or similar transaction) in which no person (other than those persons listed in clauses (A) through (D) of paragraph (1) above) is or becomes the beneficial owner of voting stock of Pioneer (not including, for purposes of this determination, any voting stock of Pioneer acquired directly from Pioneer or its subsidiaries after the date the KESP first became effective other than in connection with the acquisition by Pioneer or one of its subsidiaries of a business) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; or

(4) the shareholders of Pioneer approve a plan of complete liquidation or dissolution of Pioneer, or there is consummated an agreement for the sale or disposition of all or substantially all of Pioneer’s assets unless (A) the sale is to an entity, of which at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of such entity are owned by shareholders of Pioneer in substantially the same proportions as their ownership of the voting stock of Pioneer immediately prior to such sale; (B) no person other than Pioneer and any employee benefit plan or related trust of Pioneer or of such corporation then beneficially owns 40% or more of the voting securities of such new entity; and (C) at least a majority of the directors of such corporation were members of the incumbent Board at the time of the execution of the initial agreement or action providing for such disposition.

In addition, in the event any participant is subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, as a result of payments under the KESP or otherwise, the participant will be entitled to a gross-up payment such that after payment of all taxes on the gross-up payment, the participant retains sufficient funds to pay the Section 4999 excise tax on his or her KESP and other payments (or such excise tax is paid on his or her behalf). Pioneer will be responsible for any attorneys’ fees incurred by a participant who is successful in pursuing litigation for benefits under the KESP. For any participant who is a “specified employee” within the meaning of Section 409A of the Code, payments under the KESP will generally be delayed six months following termination of employment.

At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who enters the Key Executive Severance Plan after March 30, 2011 will not be entitled to any excise tax gross-up payments.

The KESP may not be amended in a manner adverse to the rights of a participant without his or her consent.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation that would be payable to each of the named executive officers in various scenarios involving termination of the named executive officer’s employment, including following a change in control. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination (non-change in control), voluntary termination for good cause or involuntary termination following a change in control, involuntary for cause termination, and termination in the event of death or disability of each named executive officer is shown below. The amounts shown assume that the termination was effective on December 31, 2010 and thus includes amounts earned through that time and are estimates of the amounts which would be paid out to the officers upon their termination. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. The officer would also have available the value of exercisable options reflected in the Outstanding Equity Awards at Fiscal Year End table. In the event of retirement, death or disability before the annual cash incentive award is paid, the Compensation Committee has the discretion to authorize payment (in full or on a prorated basis) of the amount the officer would have received. We have assumed that the Compensation Committee would have authorized the payment of the full award for the cash incentive award for the fiscal year ended December 31, 2010 for purposes of the tables below. As of December 31, 2010, only Mr. West was eligible for retirement (the table presenting potential payments to Mr. West sets forth the amount of compensation that would be payable to him upon retirement).

Wm. Stacy Locke’s Benefits and Payments Upon Termination as of 12/31/2010	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$1,100,000	$1,650,000	—	—	—
Short-term Incentive	—	$880,000	$2,640,000	—	$440,000	$440,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$390,970	$781,950	—	$781,950	$781,950
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$222,012	$360,329	—	$360,329	$360,329
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	$109,226	$327,679	—	$327,679	$327,679
Accelerated Restricted Cash Bonus Payment (2)	—	$332,408	$397,800	—	$397,800	$397,800

Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	—	—	—	—
Health Care and Life Insurance Coverage	—	$11,333	$16,999	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Auto Allowance	—	—	$43,200	—	—	—
Club Dues	—	—	$3,387	—	—	—
Accrued Vacation Pay	$39,135	$39,135	$39,135	$39,135	$39,135	$39,135

Total	$39,135	$3,085,084	$6,260,478	$39,135	$2,646,893	$2,346,893
12/31/2010 stock price	$8.81

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” at December 31, 2010, the award will vest pro-rata through December 31, 2010. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full.
(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

Lorne E. Phillips Benefits and Payments Upon Termination as of 12/31/2010	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$640,000	$960,000	—	—	—
Short-term Incentive	—	$320,000	$960,000	—	$160,000	$160,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$285,099	$570,201	—	$570,201	$570,201
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$52,860	$105,720	—	$105,720	$105,720
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	$45,319	$135,965	—	$135,965	$135,965
Accelerated Restricted Cash Bonus Payment (2)	—	$127,139	$152,150	—	$152,150	$152,150

Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	$715,979	—	—	—
Health Care and Life Insurance Coverage	—	$12,137	$18,206	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Auto Allowance	—	—	$43,200	—	—	—
Accrued Vacation Pay	$12,308	$12,308	$12,308	$12,308	$12,308	$12,308

Total	$12,308	$1,494,862	$3,673,729	$12,308	$1,436,344	$1,136,344
12/31/2010 stock price	$8.81

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” at December 31, 2010, the award will vest pro-rata through December 31, 2010. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full.
(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

Franklin C. West’s Benefits and Payments Upon Termination as of 12/31/2010	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	—	$790,000	$1,185,000	—	—	—
Short-term Incentive	—	$197,500	$395,000	$1,185,000	—	$197,500	$197,500
Intrinsic Value of Unvested and Accelerated Stock Options	—	—	$198,800	$397,600	—	$397,600	$397,600
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	—	$114,530	$185,010	—	$185,010	$185,010
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	—	$56,014	$168,042	—	$168,042	$168,042
Accelerated Restricted Cash Bonus Payment (2)	—	—	$171,886	$205,700	—	$205,700	$205,700

Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	—	—	—	—	—
Health Care and Life Insurance Coverage	—	—	$7,799	$11,699	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$300,000	—
Auto Allowance	—	—	—	$43,200	—	—	—
Club Dues	—	—	—	$3,387	—	—	—
Accrued Vacation Pay	$30,385	$30,385	$30,385	$30,385	$30,385	$30,385	$30,385

Total	$30,385	$227,885	$1,764,414	$3,415,024	$30,385	$1,484,237	$1,184,237
12/31/2010 stock price	$8.81

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees.) Because Mr. West has reached the standard retirement age based on the retirement age guidelines used by Social Security Administration, in the event of long-term disability, he would receive twelve monthly payments equal to 60% of his monthly base salary (not to exceed $7,000) as of the date of disability.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” at December 31, 2010, the award will vest pro-rata through December 31, 2010. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full.
(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

Joseph B. Eustace Benefits and Payments Upon Termination as of 12/31/2010	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$560,000	$840,000	—	—	—
Short-term Incentive	—	$280,000	$840,000	—	$140,000	$140,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$114,310	$228,620	—	$228,620	$228,620
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$65,485	$106,310	—	$106,310	$106,310
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	$32,333	$97,007	—	$97,007	$97,007
Accelerated Restricted Cash Bonus Payment (2)	—	$97,308	$116,450	—	$116,450	$116,450

Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	$672,827	—	—	—
Health Care and Life Insurance Coverage	—	$12,146	$18,219	—	—	—
Life Insurance Proceeds	—	—	—	—	$280,000	—
Auto Allowance	—	—	$43,200	—	—	—
Club Dues	—	—	$3,387	—	—	—
Accrued Vacation Pay	$8,615	$8,615	$8,615	$8,615	$8,615	$8,615

Total	$8,615	$1,170,197	$2,974,635	$8,615	$977,002	$697,002
12/31/2010 stock price	$8.81

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” at December 31, 2010, the award will vest pro-rata through December 31, 2010. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full.
(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

Carlos R. Peña’s Benefits and Payments Upon Termination as of 12/31/2010	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$530,000	$795,000	—	—	—
Short-term Incentive	—	$265,000	$795,000	—	$132,500	$132,500
Intrinsic Value of Unvested and Accelerated Stock Options	—	$120,870	$225,240	—	$225,240	$225,240
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$35,240	$70,480	—	$70,480	$70,480
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	$31,831	$95,483	—	$95,483	$95,483
Accelerated Restricted Cash Bonus Payment (2)	—	$88,074	$105,400	—	$105,400	$105,400

Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	$673,662	—	—	—
Health Care and Life Insurance Coverage	—	$12,092	$18,138	—	—	—
Life Insurance Proceeds	—	—	—	—	$265,000	—
Auto Allowance	—	—	$43,200	—	—	—
Accrued Vacation Pay	$15,288	$15,288	$15,288	$15,288	$15,288	$15,288

Total	$15,288	$1,098,395	$2,836,891	$15,288	$909,391	$644,391
12/31/2010 stock price	$8.81

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” at December 31, 2010, the award will vest pro-rata through December 31, 2010. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full.
(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

The terms for the payments for involuntary not-for-cause termination (non-change in control) and for involuntary or good reason termination (following a change in control) are summarized under the heading “Key Executive Severance Plan” of this section. In the event of a change in control termination, if the termination qualified as (i) a change in ownership or effective control or (ii) a change in ownership of a substantial portion of our assets, in either case as defined in Section 280G of the Internal Revenue Code, then severance payments and benefits paid to our named executive officers may be subject to an excise tax under Section 4999 of the Internal Revenue Code. At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. For certain arrangements entered into with executive officers prior to the adoption of this policy, in the event a named executive officer is subject to such excise tax, the named executive officer will be entitled to a gross-up payment, such that after payment of all taxes on the gross-up payment, the named executive officer retains sufficient funds to pay the excise taxes that result from the severance payments and benefits received. If an officer voluntarily terminated employment or was terminated for cause between December 31, 2010 and the payment of the annual cash incentive, then the officer would not receive that award. The named executive officers are entitled to accrued vacation only for voluntary terminations and terminations for cause. The life insurance plan pays the beneficiary an amount equal to the applicable officer’s annual salary up to a maximum of $300,000.

Compensation Committee Interlocks and Insider Participation

Messrs. Burkhardt, Thompson, Rauh and Urban served on our Compensation Committee during the fiscal year ended December 31, 2010. No member of the Compensation Committee (1) was an officer or employee of our Company or a subsidiary of our Company during that period, (2) was formerly an officer of our Company or a subsidiary of our Company or (3) had any relationship required to be disclosed in this proxy statement pursuant to Item 404 of Regulation S-K.

During the fiscal year ended December 31, 2010, none of our named executive officers served as (1) a member of a compensation committee of another company, one of whose executive officers served on our Compensation Committee; (2) a director of another company, one of whose executive officers served on our Compensation Committee; or (3) a member of a compensation committee of another company, one of whose executive officers served as one of our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit committee reviews any transaction in which (1) we or any of our subsidiaries, on the one hand, and (2) any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, on the other hand, is, was or is proposed to be a participant and the amount involved exceeds $120,000. Our chief financial officer is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to any such related-party transaction, including information provided to management in the annual director and officer questionnaires. Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by our board of directors.

None of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2010, or in any currently proposed transaction, to which we or any of our subsidiaries was or is a party in which the amount involved exceeds $120,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and we are required to disclose in this proxy statement any failure to file by these dates. To the Company’s knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2010.

In making these disclosures, we relied solely on written statements of directors, executive officers and shareholders, and copies of the reports that they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Pioneer Drilling Company:

The Audit Committee of Pioneer Drilling Company’s Board of Directors is presently comprised of the four directors named below. Each member of the Audit Committee is an independent director, as defined by applicable Securities and Exchange Commission rules and NYSE Amex listing standards. The Audit Committee met five times during the fiscal year ended December 31, 2010. We have reviewed and discussed with management and KPMG LLP Pioneer Drilling Company’s audited financial statements as of and for the fiscal year ended December 31, 2010.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

We have received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and we have discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors of Pioneer Drilling Company that the audited financial statements referred to above be included in Pioneer Drilling Company’s report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee

Dean A. Burkhardt John Michael Rauh, Chairman C. John Thompson Scott D. Urban

The information above in the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

PROPOSAL 2

AMENDMENT TO 2007 INCENTIVE COMPENSATION PLAN

We are asking for your approval of an amendment (the “Amendment”) to the Amended and Restated Pioneer Drilling Company 2007 Incentive Plan (the “2007 Incentive Plan”). Currently, the 2007 Incentive Plan provides that awards representing a maximum of 4,500,000 shares of our common stock may be issued pursuant to the 2007 Incentive Plan (of which 1,500,000 are authorized for awards other than stock options or stock appreciation rights (“SARs”)). As amended, the 2007 Incentive Plan would increase the maximum number of shares of our common stock as to which awards may be granted to 6,400,000 shares (of which 2,100,000 would be authorized for awards other than options or SARs). On March 30, 2011, our board of directors approved, subject to shareholder approval, the Amendment. No determination has been made regarding the persons to whom awards that are the subject of the increases will be made.

As of March 31, 2011, we had issued stock option awards representing 3,381,246 shares and made other stock awards representing 1,032,963 shares under the 2007 Incentive Plan. Therefore, at this time we have only 85,791 shares available for future awards, all of which may be issued as awards other than stock options or SARs, under the 2007 Incentive Plan.

Our shareholders originally approved the 2007 Incentive Plan in August 2007 and approved an amendment to increase the maximum number of shares of our common stock that may be issued pursuant to the 2007 Incentive Plan in May 2009. We currently make all equity awards to officers, employees and nonemployee directors under the 2007 Incentive Plan. Our board of directors believes the 2007 Incentive Plan has been, and continues to be, important for us and our shareholders to secure the benefits that arise from our officers, employees and nonemployee directors owning shares of our common stock. In particular, such ownership aligns the interests of such persons with those of our shareholders and allows such persons to share in the risks and the rewards of our business. The board of directors believes that the additional 1,900,000 shares are needed to ensure a sufficient pool of equity awards for our employees and non-employee directors. Our board of directors voted to approve the Amendment so we could continue to issue stock options, restricted stock and other forms of stock-based compensation that will give our employees and nonemployee directors meaningful incentives to stay with us and will enable us to hire additional highly qualified people.

The last reported sales price for our common stock on the NYSE Amex on March 31, 2011, was $13.80 per share.

The general description of the Amendment and the other material features of the 2007 Incentive Plan is qualified in its entirety by reference to the copy of the 2007 Incentive Plan attached as Appendix A hereto.

Summary of the 2007 Incentive Plan

The following description summarizes certain provisions of the 2007 Incentive Plan after giving effect to the Amendment.

The 2007 Incentive Plan is designed to attract and retain officers, key employees, consultants and qualified directors, to encourage the sense of proprietorship of such employees, consultants and directors and to stimulate the active interest of such persons in the development and financial success of our Company and its subsidiaries. The 2007 Incentive Plan is administered by the Compensation Committee. The 2007 Incentive Plan provides for various types of awards to be granted to participants. Under the 2007 Incentive Plan, options to purchase shares of our common stock and stock appreciation rights may be granted, provided the exercise price is not less than the fair market value of a share of our common stock on the date of grant. In addition, the 2007 Incentive Plan permits grants of cash awards, shares of our common stock or of rights to receive shares of our common stock, or a combination of such awards, on such terms as the Compensation Committee may determine. The 2007 Incentive Plan also provides for cash or stock bonus awards based on objective performance goals pre-established by the Compensation Committee. Options and stock appreciation rights must have fixed terms no longer than ten years. In addition, we may use shares issuable under the 2007 Incentive Plan as the form of payment for any other compensation payable by us.

Shares Reserved. The 2007 Incentive Plan provides that a maximum of 4,500,000 shares of our common stock may be granted as awards (of which 1,500,000 are authorized for awards other than stock options or SARs). Currently, there remain 85,791 shares available for issuance under the 2007 Incentive Plan, all of which may be issued as awards other than stock options or SARs. For additional information on prior awards made and shares reserved for issuance under all of our equity compensation plans, please see “Equity Compensation Plan Information” below. The number of shares of our common stock available for issuance under the 2007 Incentive Plan shall be reduced by the number of shares subject to options or stock appreciation rights exercised and the number of shares awarded, and will not be increased by any shares tendered in payment of an option exercise price or for tax withholding for any award.

Selection of Participants. The Compensation Committee selects the participants and determines the number and type of awards to be granted to each such participant. Participants who may be granted awards under the 2007 Incentive Plan include any officer, employee or consultant of our Company or any of its subsidiaries and any nonemployee director of our Company (“Participants”). As of March 31, 2011, we had approximately 2,700 employees, including five executive officers, and four nonemployee directors.

Awards may be granted as alternatives to or in replacement of (a) awards previously granted under the 2007 Incentive Plan or any other plan or arrangement of ours, or (b) awards outstanding under a plan or arrangement of a business or entity all or part of which is acquired by us; provided, however, that except for adjustments to account for a corporate transaction as described below, the grant price of any option or stock appreciation right shall not be decreased, including by means of issuance of a substitute option or stock appreciation right with a lower grant price, without shareholder approval. The Compensation Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, and in addition may include provisions in awards for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred share equivalents.

Stock Options. The exercise price of a stock option granted pursuant to the 2007 Incentive Plan may be not less than the fair market value of our common stock on the date of grant. The term of a stock option may not exceed ten years from the date of grant. Subject to the foregoing provisions, the Compensation Committee determines the terms, conditions and limitations applicable to any stock option awarded pursuant to this Plan, including the term of such stock options and the date or dates upon which they become exercisable, the exercise price, whether that price is payable in cash (and whether that may include proceeds of a sale assisted by a third party) or shares of our common stock or both, the terms and conditions of exercise, the expiration date, whether the option will qualify as an incentive stock option under the Internal Revenue Code of 1986, as amended (the “Code”), or a nonqualified stock option, restrictions on transfer of the option, and other provisions not inconsistent with the 2007 Incentive Plan. Incentive stock options may not be granted to consultants or nonemployee directors. All of the shares available under the 2007 Incentive Plan may be used for grants of incentive stock options.

Stock Appreciation Rights. The Compensation Committee is authorized to grant stock appreciation rights, or SARs, to employees and nonemployee directors. Every SAR entitles the participant, on exercise of the SAR, to receive shares of common stock with a value equal to the excess of the market value of a specified number of shares of common stock at the time of exercise, over the exercise price established by the Compensation Committee. The term of any SAR may not exceed ten years from the date of grant. SARs may be granted in tandem with options, subject to such terms and restrictions as established by the Compensation Committee.

Stock Awards and Cash Awards. In addition, the 2007 Incentive Plan authorizes the Compensation Committee to grant Participants stock awards consisting of shares of our common stock or of a right to receive shares of our common stock, or their cash equivalent or a combination of both, in the future.

Award Limits. No participant may be granted, in any one-year period, stock options or SARs that are exercisable for more than 400,000 shares of our common stock, stock awards covering more than 200,000 shares of our common stock, or a combination of cash and other awards other than options and SARs having a value greater than $3,000,000.

Performance Awards. Any award available under the 2007 Incentive Plan may be made as a performance award. Performance awards not intended to qualify as qualified performance-based compensation under Code Section 162(m) will be based on achievement of such goals and are subject to such terms, conditions and restrictions as the Compensation Committee or its delegate will determine. Performance awards granted under the 2007 Incentive Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) must be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the Compensation Committee. The performance goals may be cumulative, annual or end-of-performance-period goals, relative to a peer group or based on increases or changes relative to stated values and based on any one or more of the following measures:

•	increased revenue;

•	net income measures (including but not limited to income after capital costs and income before or after taxes);

•	stock price measures (including but not limited to growth measures and total shareholder return);

•	price per share of common stock;

•	market share;

•	net earnings;

•	earnings per share (actual or targeted growth);

•	earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	earnings before interest, taxes and amortization (“EBITA”);

•	economic value added (or an equivalent metric);

•	market value added;

•	debt-to-equity ratio;

•

cash flow measures (including cash flow per share, cash flow return on capital, cash flow return on tangible capital, net cash flow, net cash flow before financing activities and improvement in or attainment of working capital levels);

•

return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

•

operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, net operating profit after tax, revenue volumes, operating efficiency, rig fleet day rates and rig fleet utilization);

•	expense measures (including but not limited to overhead cost, general and administrative expense and improvement in or attainment of expense levels);

•	margins;

•	shareholder value;

•	proceeds from dispositions;

•	total market value;

•	reliability;

•	productivity;

•	corporate values measures (including ethics compliance, environmental and safety); and

•	debt reduction.

Unless otherwise stated, such a performance goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group or limiting economic losses (measured, in each case, by reference to specific business criteria).

Cash awards, as well as the above-mentioned performance measures for stock awards and cash awards, are included in the 2007 Incentive Plan to enable the Compensation Committee to make awards that qualify as qualified performance-based compensation under Code Section 162(m). The Compensation Committee can satisfy those requirements by, among other things, including provisions in stock awards and cash bonuses that will make them payable solely on account of the attainment of one or more pre-established, objective performance goals based on performance measures that have been approved by our shareholders. Although the Compensation Committee does not have to include such provisions in stock awards or cash bonuses, the inclusion of such provisions and compliance with certain other requirements of Section 162(m) would enable us to take a tax deduction for such compensation that we might not otherwise be able to take.

Adjustments. In the event of a corporate transaction involving us (including any subdivision, consolidation of outstanding shares of our common stock, declaration of a dividend payable in shares of our common stock, any other recapitalization or capital reorganization of Pioneer, any consolidation or merger of Pioneer with another entity, an exchange affecting our common stock or declaration of an extraordinary dividend on our common stock), our board of directors will make appropriate adjustments to (1) the number of shares of our common stock covered by outstanding awards in the form of common stock or units denominated in common stock, (2) the exercise or other price in respect of such awards, and (3) the appropriate fair market value and other price determinations for such awards, and (4) the award limits, to give effect to such transaction; provided that such adjustments will only be as necessary to maintain the proportionate interest of the holders of the awards and preserve, without exceeding, the value of such awards. Outside of such a corporate transaction context, no award under the 2007 Incentive Plan may be repriced, replaced, regranted or modified without shareholder approval if the effect would be to reduce the exercise price for the shares underlying the award.

Duration; Plan Amendments. The 2007 Incentive Plan has a term of ten years from the date of shareholder approval, which occurred at the annual meeting of shareholders held on August 3, 2007. Our board of directors may at any time amend, suspend or terminate the 2007 Incentive Plan, but in doing so cannot adversely affect any outstanding award without the grantee’s written consent or make any amendment without shareholder approval, to the extent such shareholder approval is required by applicable law or the exchange on which the shares are traded.

Applicability of ERISA; Tax Qualification. The 2007 Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is it qualified under Section 401(a) of the Code.

Certain Federal Income Tax Consequences of Awards Under the 2007 Incentive Plan

The following is a summary of the general rules of present federal income tax law relating to the tax treatment of incentive stock options, nonqualified stock options, SARs, stock awards and cash awards under the 2007 Incentive Plan. The discussion is general in nature and does not take into account a number of considerations, which may apply, based on the circumstances of a particular participant under the 2007 Incentive Plan.

Options. Options issuable under the 2007 Incentive Plan may constitute “incentive stock options” within the meaning of Code Section 422 or options that do not qualify for incentive stock option treatment, i.e., nonqualified stock options. The Code provides for tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment of nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes and we will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the purchased shares at the time of exercise is taken into account as income for purposes of the alternative minimum tax. Taxable income is realized upon the sale of shares acquired by the exercise of an incentive stock option. If the sale occurs within one year from the date of exercise or within two years from the date the option was granted, gain realized on the sale will be taxable as ordinary income to the extent the gain does not exceed the difference between the value of the shares on the date of exercise and the exercise price and gain in excess of that amount will be capital gain, and we will be entitled to a deduction equal to the ordinary income realized by the optionee. If the shares are sold more than one year from the date of exercise and two years from the date the option was granted, all of the gain will be long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee recognizes ordinary income (subject to withholding) in an amount equal to the difference between the fair market value of the purchased shares on the date of exercise and the exercise price, and we are entitled to a corresponding deduction. On any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. In general, except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment at exercise. An option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment applicable to incentive stock options. Any such option would be treated as a nonqualified stock option instead.

Stock Appreciation Rights. The fair market value of any shares of our common stock received by the holder on the exercise of SARs under the 2007 Incentive Plan will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount.

Stock Awards. A grant of shares of our common stock or a cash equivalent that is not subject to vesting restrictions will result in taxable income for federal income tax purposes to the recipient at the time of grant in an amount equal to the fair market value of the shares or the amount of cash awarded. We would be entitled to a corresponding deduction at that time for the amount included in the recipient’s income.

Generally, a grant of shares of our common stock under the 2007 Incentive Plan subject to vesting and transfer restrictions will not result in taxable income to the recipient for federal income tax purposes or a tax deduction to us at the time of the grant. The recipient will generally realize taxable income at the time the shares become vested in an amount equal to the then fair market value of the shares. However, a recipient may elect pursuant to Code Section 83(b) to treat the fair market value of the shares on the date of grant as compensation income at the year of the grant. The early income election must be made, if at all, within 30 days after the date of the grant. In any case, we will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the recipient’s income in the year in which that amount is so included.

Cash Awards. Cash awards are taxable income to the recipient for federal income tax purposes at the time of payment. The recipient will have compensation income equal to the amount of cash paid, and we will have a corresponding deduction for federal income tax purposes.

Other. In general, a federal income tax deduction is allowed to us in an amount equal to the ordinary income recognized by a participant with respect to awards under the 2007 Incentive Plan, provided that such amount constitutes an ordinary and necessary business expense of ours, that such amount is reasonable, and that the amount of the deduction is not limited by the executive compensation deduction limitations of Code Section 162(m).

New Plan Benefits

Because it is within the discretion of the Compensation Committee to determine which individuals receive awards and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the 2007 Incentive Plan or the amounts of such awards.

Benefits to Named Executive Officers and Others

Although not necessarily indicative of future awards that may be made under the 2007 Incentive Plan, the following table sets forth with respect to each named executive officer listed in the Summary Compensation Table and each group listed below (i) the number of shares of common stock issuable pursuant to stock options granted under the 2007 Incentive Plan; (ii) the number of shares of restricted stock awarded under the 2007 Incentive Plan; and (iii) the number of shares of restricted stock that may be awarded pursuant to long-term incentive restricted stock awards granted under the 2007 Incentive Plan, in each case during the fiscal year ended December 31, 2010.

Name	Shares Subject to Stock Options	Shares of Restricted Stock	Shares Subject to Restricted Stock Units
Wm. Stacy Locke	181,800	—	37,194
Lorne E. Phillips	75,400	—	15,433
Franklin C. West	93,100	—	19,074
Joseph B. Eustace	53,600	—	11,011
Carlos R. Peña	53,000	—	10,838
All current executive officers as a group	456,900	—	93,550
All non-employee directors as a group	—	66,224	—
All employees, including all current officers who are not executive officers, as a group	787,200	66,224	233,998

During the three months ended March 31, 2011, we granted options to purchase 597,298 shares of our common stock and long-term incentive restricted stock unit awards representing 250,482 shares of restricted stock to 50 employees and executive officers. No grants have been made that are contingent on shareholder approval of the Amendment.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2010, the indicated information regarding equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price per share of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders	5,922,277	$9.98	947,619
Equity compensation plans not approved by security holders	—	—	—

Total	5,922,277	$9.98	947,619

1)	Includes 2,927,500 shares subject to issuance pursuant to outstanding awards of stock options and 233,998 shares subject to issuance pursuant to outstanding awards of restricted stock units under the Pioneer Drilling Company 2007 Incentive Plan, 2,427,500 shares subject to issuance pursuant to outstanding awards of stock options under the Pioneer Drilling Company 2003 Stock Plan, and 333,279 shares subject to issuance pursuant to outstanding awards of stock options under the Pioneer Drilling Company 1999 Stock Plan.

2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units, which have no exercise price.
3)	Includes 717,519 shares available for future issuance in the form of restricted stock under the Pioneer Drilling Company 2007 Incentive Plan.

Vote Required

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that vote for or against or expressly abstain from voting is necessary to approve the Amendment. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the approval of the Amendment. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, in favor of the approval of the Amendment. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the approval of the Amendment, and a broker non-vote will not have any effect on the vote. Our board of directors unanimously recommends a vote “FOR” the approval of the Amendment.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This advisory vote on executive compensation gives shareholders the opportunity to express their views on our named executive officers’ compensation, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in detail in our Compensation Discussion and Analysis above, a core objective in designing our executive compensation program is to deliver competitive total direct compensation (i.e., base salary, annual cash incentive award and long-term equity incentive awards), upon the achievement of financial performance and individual contributions, that will attract, motivate and retain a high performance executive team who will drive the creation of long-term shareholder value. The Compensation Committee believes that the Company’s executive compensation program reflects a strong “pay-for-performance” philosophy and is well aligned with shareholders’ long-term interests. The compensation awarded to our named executive officers is substantially dependent on corporate financial performance, as well as individual performance and contributions, which drives the creation of sustainable long-term shareholder value. The Compensation Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performance executives, reward those executives for the achievement of short-term and long-term performance, and support our other executive compensation objectives, including long-term career development and retention goals.

Among the important elements of our executive compensation program and features incorporated into our program during 2010 to achieve our core objectives are the following:

•

Variable or “at risk” compensation, delivered in the form of short-term cash incentive awards and long-term equity incentive awards, represents approximately 65% to 80% of our named executive officers’ total direct compensation.

•

A significant portion of each named executive officer’s incentive compensation—approximately 62% on average for 2010—is comprised of long-term equity incentive awards, which drives long-term performance and aligns the interests of our named executive officers with those of our shareholders.

•

We implemented a long-term incentive restricted stock award to better align the interests of our executives with the long-term performance of the Company and long-term shareholder value. The long-term incentive restricted stock award is based on achievement by the Company of certain performance measures relative to its peers over a three-year performance period. If earned, the award then vests over three years following the end of the performance period. Beginning with awards granted in 2011, performance-based restricted stock awards are subject to a three-year performance period with cliff vesting following the completion of the performance period.

•	Long-term equity incentive awards were allocated at approximately 70% stock options and 30% long-term incentive restricted stock awards.

•

Long-term cash incentive awards granted in 2009 and covering a period including the 2010 fiscal year provide for both time-based and performance-based award components. Under these awards, the named executive officers will receive cash payments on April 30, 2011 and April 30, 2012 depending on their continued employment with the Company and the Company’s performance relative to a peer group of companies.

•	Base salaries remained constant, with one exception.

•	The Company’s 2007 Incentive Plan incorporates multiple financial performance measures that are quantifiable and measurable.

•	Each named executive officer is employed at-will and is expected to demonstrate strong personal performance in order to continue serving as a member of the executive team.

•

The Company has implemented stock ownership guidelines that, along with the design of long-term equity incentive awards, promotes long-term executive stock ownership and aligns executive interests with those of our shareholders.

•

The Company’s Key Executive Severance Plan, in which the named executive officers participate, pays out only upon a double-trigger change in control termination. For a further description of this agreement, see “Potential Payments Upon Termination or Change in Control” in our Compensation Discussion and Analysis above.

•

At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who enters the Key Executive Severance Plan after March 30, 2011 will not be entitled to any excise tax gross-up payments.

The Compensation Committee believes that our executive compensation program has played a significant role in our ability to drive strong financial results, which is demonstrated by the accomplishments of our executive team over the last fiscal year. During 2010, our named executive officers successfully managed the Company during a challenging macroeconomic environment marked by turbulent financial markets and slow economic recovery by delivering strong financial performance and shareholder returns for the year, including:

•	Annual revenues increasing to $487.2 million compared with $325.5 million for 2009.

•	Adjusted EBITDA increasing to $103.2 million compared with $74.9 million for 2009.

•	Our stock price appreciation of 11.5% over 2009.

•	Combined margin increasing to $154.8 million compared with $110.2 million for 2009.

•	Utilization of drilling rigs increased from 41% in 2009 to 59% in 2010.

•	We performed significant upgrade projects on 24 drilling rigs, acquired 21 wireline units, and put all eight idle well service rigs back to work during 2010.

You have the opportunity to vote “for” or “against” or “abstain” from voting on the following non-binding resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, and the narrative discussion of this proxy statement.”

While your vote on this proposal is advisory and will not be binding on the Company, the Board or the Compensation Committee, we value the opinion of our shareholders and will take the results of this advisory vote into account when making future decisions regarding our executive compensation program.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to the advisory vote on executive compensation, the Company is asking shareholders to vote, on an advisory basis, on the recommended frequency for which the Company is to hold future shareholder advisory votes on our executive compensation. Shareholders may indicate whether they recommend, on an advisory basis, an advisory vote on executive compensation once every one, two or three years, or they may abstain from voting on this proposal.

After careful consideration, the Board has determined that a vote on executive compensation that occurs once every three years (a triennial vote) is the most appropriate alternative for the Company, and therefore recommends that shareholders vote for a three-year interval for the shareholder advisory vote on executive compensation. In formulating its recommendation, the Board considered the need for executive compensation to be evaluated over the long-term and a sufficient timeframe for shareholders to thoughtfully analyze the Company’s executive compensation program, and for the Board to consider and address shareholder feedback.

The Board believes that a well-structured compensation program should include plans that drive the creation of sustainable shareholder value over the long-term and do not simply focus on short-term gains. Our executive compensation program is designed to support long-term value creation and to align the interests of our executives with those of the shareholders. Accordingly, approximately 60% to 75% of the 2010 target total direct compensation for our named executive officers is performance-based, of which approximately 70% is comprised of equity incentive awards, stock options and performance-based restricted stock units, that are subject to a three-year vesting schedule to encourage our named executive officers to focus on long-term performance and retention. We believe that a triennial vote would allow our executive compensation program to be evaluated in relation to our long-term performance. Holding a vote on a more frequent basis could encourage a short-term view of compensation and may not provide a meaningful period of time against which our executive compensation program can be evaluated.

The Board also believes that a triennial vote will provide the most effective time-frame for the Company to thoughtfully consider shareholder input reflected by the advisory vote on executive compensation, obtain shareholders’ feedback on the Company’s executive compensation program, and implement any appropriate changes to our program.

We recognize the importance of receiving input from our shareholders on important issues, including executive compensation, and we regularly seek and are open to input from our shareholders regarding a variety of items. We believe that this outreach to shareholders, and our shareholders’ ability to contact us at any time to express their views on executive compensation, or other matters, holds us accountable to shareholders and reduces the need for and value of more frequent advisory votes on executive compensation. If a shareholder has a concern about our executive compensation programs, the Board or our Compensation Committee, either individually or as a group, may be contacted at any time as noted under “Communications with the Board” above.

The Board therefore recommends that our shareholders select “Three Years” when voting on this Proposal 4. However, shareholders are not voting to approve or disapprove the Board’s recommendation.

While your vote on this proposal is advisory and will not be binding on the Company, the Board or the Compensation Committee, we value the opinion of our shareholders and will take the results of this advisory vote into account when making decisions regarding the frequency of future shareholder advisory votes on executive compensation.

We are required to hold an advisory vote on the frequency of future shareholder advisory votes on our executive compensation at least once every six years.

FOR THE ABOVE REASONS, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF CONDUCTING FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of our Board of Directors has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. KPMG LLP has served as our independent public accountants since 1979. Although shareholder ratification is not required, the board has directed that such appointment be submitted to the shareholders for ratification at the annual meeting. If our shareholders do not ratify the appointment of KPMG LLP at the annual meeting, the audit committee will consider such event in its selection of the Company’s independent registered public accounting firm for the 2012 fiscal year. Additionally, even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2011 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that vote for or against or expressly abstain from voting is necessary to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the ratification of selection of the independent registered public accounting firm. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, will vote in favor of the ratification of the selection of KPMG LLP as our independent registered public accounting firm. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the appointment of our independent registered public accounting firm, and a broker non-vote will not have any effect on the vote.

Principal Accounting Fees and Services

The aggregate fees billed by KPMG LLP in the fiscal years ended December 31, 2010 and December 31, 2009 for services are as follows:

Type of Fees	Fiscal Year Ended December 31, 2010	Fiscal Year Ended December 31, 2009
Audit Fees	$917,763	$887,658

Audit Fees include aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements, audit of our internal control over financial reporting and review of financial statements included in our Form 10-Qs and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC) in the fiscal years ended December 31, 2010 and December 31, 2009.

Audit Committee’s Pre-Approval Policies and Procedures. The audit committee has established a policy for the pre-approval of audit and non-audit services performed for us by the independent auditors, which also specifies the types of services that the independent auditors may and may not provide to us. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include audit services and audit-related services, such as due diligence services pertaining to potential business acquisitions and dispositions, and may also include other services. The audit committee approved all of the fees and services described above. At the present time, we use a third party other than KPMG LLP to prepare our tax returns and assist with tax-compliance issues. The term of any pre-approval is twelve months and is generally subject to certain specific budgeted amounts or ratios, as determined by the audit committee. The audit committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services which were addressed in the pre-approval, but which exceed pre-approved cost levels or budgeted amounts, will also require specific pre-approval by the audit committee. The audit committee does not delegate its responsibilities concerning pre-approval of services to management. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for services performed to date.

During the fiscal year ended December 31, 2010, no pre-approval requirements were waived pursuant to the limited waiver provisions in applicable rules of the SEC.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as independent auditors of Pioneer Drilling Company for the fiscal year ending December 31, 2011.

EXPENSES RELATED TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. We retained Phoenix Partners to assist in the solicitation of proxies. Phoenix Partners will receive an aggregate fee of $8,000, plus out-of-pocket expenses. We also agreed to indemnify Phoenix Partners against certain liabilities arising out of or in connection with this engagement. In addition to this solicitation by mail, employees of Phoenix Partners, and our officers, directors and regular employees may solicit proxies by telephone or personal calls without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners.

OTHER INFORMATION

Date for Submission of Shareholder Proposals

Under the currently effective rules the SEC has established, any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2012 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, so that we receive such notice by no later than December 13, 2011, unless the date of our 2012 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2011 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2012 Annual Meeting of Shareholders. If you submit a shareholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting. In general, the procedure provides that shareholders must submit proposals to us in writing containing certain information specified in our bylaws not more than 180 days and not less than 90 days prior to the first anniversary of our preceding year’s annual meeting. Accordingly, in order to be brought before our 2012 Annual Meeting of Shareholders, any such proposal must be submitted so that we receive the proposal no earlier than November 14, 2011 and no later than the close of business on February 13, 2012. Shareholders should submit any such proposals to our Corporate Secretary at Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. These requirements are in addition to the SEC’s requirements that a shareholder must comply with to have a shareholder proposal included in our proxy statement.

Shareholder Communications

Our board of directors has provided for a process for shareholders to send communications to the board of directors. Any shareholder can send communications to the board of directors by mail as follows:

Board of Directors of Pioneer Drilling Company

c/o Corporate Secretary

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

All shareholder communications will be relayed to all board members. Communications from an officer or director of the Company will not be viewed as shareholder communications for purposes of the procedure. Communications from an employee or agent of the Company will be viewed as shareholder communications for purposes of the procedure only if those communications are made solely in such employee’s or agent’s capacity as a shareholder.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares though a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (210) 828-7689. We will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2010 annual report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Annual Report and Additional Materials

Our annual report for the fiscal year ended December 31, 2010 is being distributed with this proxy statement. Copies of our annual report on Form 10-K for such period (including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 for our most recent fiscal year, but excluding exhibits) may be obtained without charge upon written or oral request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (210) 828-7689.

Other Matters

Our board of directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will have discretion to vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

By Order of the Board of Directors

Carlos R. Peña
Vice President, General Counsel, Secretary and Compliance Officer

San Antonio, Texas

April 11, 2011

PIONEER DRILLING COMPANY

Proxy for the Annual Meeting of Shareholders

to be Held on May 12, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wm. Stacy Locke and Lorne E. Phillips, and each of them, with full power of substitution and resubstitution, to represent the undersigned and to vote all the shares of common stock of Pioneer Drilling Company, a Texas corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 12, 2011 and at any adjournments or postponements thereof (1) as hereinafter specified on the proposals listed on the reverse side hereof and as more particularly described in the Proxy Statement of the Company dated April 11, 2011 (the “Proxy Statement”) and (2) in their discretion on such other matters as may properly come before the meeting.

Every properly signed proxy that is returned prior to the meeting will be voted in accordance with the specifications made thereon. If not otherwise specified, the shares represented by this proxy will be voted (1) FOR the nominees listed in Proposal 1, (2) FOR the approval of the amendment to the Pioneer Drilling Company 2007 Incentive Plan referred to in Proposal 2, (3) FOR the advisory vote on executive compensation referred to in Proposal 3, (4) for EVERY THREE YEARS for the frequency of future advisory votes on executive compensation referred to in Proposal 4, and (5) FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2011, as set forth in Proposal 5.

The undersigned hereby acknowledges receipt of the Company’s Annual Report for the year ended December 31, 2010, the Notice of 2011 Annual Meeting of Shareholders and the related Proxy Statement.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

PIONEER DRILLING COMPANY

MAY 12, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.pioneerproxy.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

” Please detach along perforated line and mail in the envelope provided. ”

20233040300000000000 0	051211

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS,

EXCEPT IN THE CASE OF PROPOSAL 4, FOR WHICH THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “EVERY THREE YEARS”.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. To elect the nominees listed below to the board of directors of Pioneer Drilling Company.				2. To approve the amendment to the Pioneer Drilling Company 2007 Incentive Plan.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O Dean A. Burkhardt O Scott D. Urban		3. Advisory vote on executive compensation.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			Every 3 years	Every 2 years	Every year	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)			4. Advisory vote on the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				5. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜				In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.
The undersigned hereby revokes all previous proxies given by the undersigned with respect to the Company’s 2011 Annual Meeting of Shareholders and related to the shares of common stock covered hereby.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.